Exhibit 10.1

EXECUTION DRAFT

AGENCY AGREEMENT

This Agency Agreement (this “Agreement”) is made as of October 15, 2008, by and between Linens Holding Co., a Delaware corporation, with a principal place of business at 6 Brighton Road, Clifton, NJ, and its affiliated debtors and debtors-in-possession (“LNT U.S.”) and Linens ‘n Things Investment Canada I Company, Linens ‘n Things Investment Canada II Company, Linens ‘n Things Canada Limited Partnership, and Linens ‘n Things Canada Corp., each an entry organized and continued under the laws of the Province of Ontario (“LNT Canada”, and together with LNT U.S, the “Merchant”) and a joint venture comprised of Gordon Brothers Retail Partners, LLC, Hilco Merchant Resources, LLC, SB Capital Group, LLC, Tiger Capital Group, LLC, Hudson Capital Partners, LLC, and Great American Group, LLC (collectively, on a joint and several basis, the “Agent”).

R E C I T A L S

WHEREAS, on May 2, 2008 (the “Petition Date”), each entity comprising Merchant filed a voluntary petition for relief under Chapter 11 of Title 11, United States Code, 11 U.S.C. §§ 101-1330 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), Case No. 08-10832 (CSS) (the “Bankruptcy Case”);

WHEREAS, the Merchant operates retail stores in the United States and Canada and desires that the Agent act as the Merchant’s exclusive agent for the limited purpose of (a) selling all of the Merchandise (as hereinafter defined) located in (i) Merchant’s retail store location(s) located in the United States (collectively, the “Stores”), which Stores are identified on Exhibit 1A attached hereto, and (ii) Merchant’s distribution centers in the United States (collectively, the “Distribution Centers”) listed on Exhibit 1B attached hereto, by means of a promotional, “going out of business”, “store closing”, or similarly themed sale (as further described below, the “Sale”); and (b) to the extent that Merchant exercises the Canadian Put Option set forth in Section 5.6 hereof, selling all of the Canadian Merchandise (as hereinafter defined) located in (i) Merchant’s retail store location(s) located in the Canada (collectively, the “Canadian Stores”), and (ii) Merchant’s distribution centers (including third party distribution centers used by Merchant) in Canada (collectively, the “Canadian Distribution Centers”) by means of a promotional Sale as more fully described in the Canadian Agency Agreement (as hereinafter defined); and (c) subject to Section 15.9 hereof, disposing of the Owned FF&E in the Stores, and to the extent Merchant exercised the Canadian Put Option, the Owned FF&E in the Canadian Stores pursuant to the terms of the Canadian Agency Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Agent and the Merchant hereby agree as follows:

Section 1.               Defined Terms.  The terms set forth below are defined in the Referenced sections of this Agreement:

Defined Term	Section Reference

Ad Hoc Note holder Committee	Section 2.4(b)
Agency Documents	Section 11.1(b)
Agent	Preamble
Agent Indemnified Parties	Section 13.1
Agent’s Fee	Section 3.1(b)
Applicable Cost Value	Section 5.3(a)
Applicable General Laws	Section 2(c)
Approval Order	Section 2(b)
Bankruptcy Case	Recitals
Bankruptcy Court	Recitals
Bankruptcy Code	Recitals, Section 2(c)
Beneficiary	Section 3.4
Benefits Cap	Section 4.1(b)
Central Service Expenses	Section 4.1(i)
Cost File	Section 5.3(a)
Cost Factor	Section 11.1(m)
Cost Factor Threshold	Section 11.1(m)
Cost Value	Section 5.3(a)
Court	Section 2(b)
Defective Merchandise	Section 5.2(b)
Designated Deposit Accounts	Sections 7.2(b)
DIP Credit Agreement	Section 3.3(b)
DIP Orders	Section 2.4(b)
Display Merchandise	Section 5.2(b)
Distribution Center Merchandise	Section 5.2(b)
Domestic Merchandise	Section 5.2(b)
Events of Default	Section 14
Excluded Benefits	Section 4.1(ii)
Excluded Defective Merchandise	Section 5.2(b)
Excluded Price Adjustments	Section 11.1(m)
Expenses	Section 4.1
FF&E	Section 5.2(a)
Final Inventory Report	Section 3.5
GECC	Section 2(b)
Global Inventory Adjustment	Section 5.3(b)
Gross Rings	Section 6.3
Guaranteed Amount	Section 3.1(a)
Guaranteed Amount Certificate	Section 3.3(f)
Guaranty Percentage	Section 3.1(a)
Imported Merchandise	Section 5.2(b)
Indenture Trustee	Section 2.4(b)
Intercreditor Agreement	Section 2.4(b)
Interim DIP Order	Section 2.4(b)

Initial Guaranty Payment	Section 3.3(a)
Interim Receipt Deadline	Section 5.3(a)
Inventory Location	Section 5.1
Inventory Taking	Section 5.1(a)
Inventory-Taking Service	Section 5.1(a)
Inventory-Taking Instructions	Section 5.1(a)
Lenders	Section 2(b)
Lenders’ Designated Account	Section 3.3(a)
Letter of Credit	Section 3.4
Liquidation Sale Laws	Section 2(c)
Lowest Location Price	Section 11.1(m)
Merchandise	Section 5.2(a)
Merchandise Threshold	Section 3.1(c)
Merchant	Preamble
Merchant Consignment Goods	Sections 5.4
Noteholders	Section 2.4(b)
Notes	Section 2.4(b)
Occupancy Expenses	Section 4.1(iii)
On-Order Merchandise	Section 5.2
Owned FF&E	Section 15.9
Payment Date	Section 3.3(a)
Petition Date	Recitals, Section 2(b)
Proceeds	Section 7.1
Recovery Amount	Section 3.1(b)
Remaining DC Merchandise	Section 5.1(c)
Remaining DC Merchandise Count	Section 5.1(c)
Remaining Merchandise	Section 3.2(b)
Retail Price	Section 11.1(m)
Retained Employee	Section 9.1
Retention Bonuses	Section 9.4
Returned Defective Merchandise	Section 8.5
Returned Merchandise	Section 8.5
Returned Merchandise Log	Section 8.5
Sale	Recitals
Sale Commencement Date	Section 6.1
Sale Guidelines	Section 8.1
Sale Term	Section 6.1
Sale Termination Date	Section 6.1
Sales Taxes	Section 8.3
Sales Taxes Account	Section 8.3
Sharing Threshold	Section 3.1(b)
Shipping Variance	Section 5.1(c)
Shipping Variance Response	Section 5.1(c)
Store(s)	Recitals
Store Final Inventory Report	Section 3.5
Supplies	Section 8.4
WARN Act	Section 9.1

Section 2. Appointment of Agent/Liquidation Sale Laws/Approval Order.  a) Effective upon the entry of the Approval Order, the Merchant hereby appoints the Agent, and the Agent hereby agrees to serve, as the Merchant’s exclusive agent for the limited purpose of conducting the Sale at the Stores and disposing of the Owned FF&E in the Stores in accordance with the terms and conditions of this Agreement.

(b)           On or about October 3, 2008 LNT U.S. filed a motion with the Bankruptcy Court, for entry of an order approving this Agreement and authorizing LNT U.S. to conduct the Sale in connection with the Merchandise and Owned FF&E in the United States in accordance with the terms hereof (the “Approval Order”).  To the extent Merchant exercised the Canadian Put Option, LNT Canada shall apply to the Ontario Superior Court of Justice (Commercial List) (“Canadian Court”) presiding over LNT Canada’s proceeding filed under the Companies Creditors Arrangement Act (the “CCAA Case”), for an order approving this Agreement and authorizing LNT Canada and the Agent to conduct the Sale pursuant to the terms of the Canadian Agency Agreement (the “Canadian Sale Approval Order”) in accordance with the terms of the Canadian Agency Agreement as may be modified by the Canadian Sale Approval Order and the Sale Procedures Protocol (the “Canadian Sale Guidelines”).  The Approval Order shall provide, in a form reasonably satisfactory to the Merchant and Agent, inter alia, that(i) this Agreement (and each of the transactions contemplated hereby) is approved in its entirety; (ii) Merchant and Agent shall be authorized to continue to take any and all actions as may be necessary or desirable to implement this Agreement and each of the transactions contemplated hereby; (iii) Agent shall be entitled to sell all Merchandise hereunder free and clear of all liens, claims or encumbrances thereon, with any presently existing liens encumbering all or any portion of the Merchandise or the Proceeds thereof, from and after such sale, attaching only to the Guaranteed Amount and other amounts to be received by Merchant and GECC under this Agreement; (iv) Agent shall have the right to use the Stores and all related Store services, furniture, fixtures, equipment and other assets of Merchant as designated hereunder for the purpose of conducting the Sale, free of any interference from any entity or person subject to compliance with the Sale Guidelines and Approval Order; (v) Agent, as agent for Merchant, is authorized to conduct, advertise, post signs and otherwise promote the Sale as a “going out of business”, “store closing”, “total liquidation”, “everything must go”, or similarly themed sale, in accordance with the Sale Guidelines (as the same may be modified and approved by the Bankruptcy Court) and without further compliance with the Liquidation Sale Laws, subject to compliance with the Sale Guidelines and Approval Order; (vi) Agent shall be granted a limited license and right to use until the Sale Termination Date the trade names, logos and customer lists relating to and used in connection with the operation of the Stores, solely for the purpose of advertising the Sale in accordance with the terms of the Agreement; (vii) all newspapers and other advertising media in which the Sale is advertised shall be directed to accept the Approval Order as binding and to allow Merchant and Agent to consummate the transactions provided for in this Agreement, including, without limitation, the conducting and advertising of the Sale in the manner contemplated by this Agreement; (viii) all utilities, landlords, creditors and all persons acting for or on their behalf shall not interfere with or otherwise impede the conduct of the Sale, institute any action in any court (other than in the Bankruptcy Court) with respect to Merchandise or before any administrative body which in any way directly or indirectly interferes with or obstructs or impedes the conduct of the Sale; (ix) the Bankruptcy Court shall retain jurisdiction over the parties to enforce this Agreement; (x) Agent shall not be liable for any claims against the Merchant other than as expressly provided for in this Agreement; (xi) subject to Agent having satisfied the Agent’s Payment Obligations (as defined in Section 16 hereof), any amounts owed by Merchant to Agent under this Agreement shall be granted the status of superpriority claims in Merchant’s Bankruptcy Case pursuant to Bankruptcy Code section 364(a), but such superpriority claims shall be subordinate and junior to the liens, claims, and interests of GECC, the other Lenders, the Indenture Trustee and the Noteholders to the extent of the Remaining Guaranteed Amount and, in any event, to any credit extensions made by and other obligations owing to GECC and the Lenders under DIP Credit Agreement up to the amount set forth on the Guaranteed Amount Certificate or amounts and information set forth therein most recently delivered to GECC prior to the time such credit extensions are made, such Proceeds are used, or other obligations incurred (but subject to the last sentence of Section 16 below); (xii) Agent shall be permitted to include in the Sale Additional Agent Merchandise in accordance with the terms and provisions of this Agreement, and to the extent that Agent complies with Section 8.10(c) hereof, Agent shall be deemed to be in compliance with the Liquidation Sale Laws and consumer protection laws (including consumer laws relating to deceptive practices and false advertising); (xiii) Agent shall be granted a valid, binding, enforceable and perfected security interest in the Merchandise and the Proceeds as provided for in, and subject to the subordination provisions of, Section 16 hereof (without the necessity of filing financing statements to perfect the security interests); and (xiv) the time for the Merchant to assume or reject the leases associated with the Stores under section 365(d)(4) of the Bankruptcy Code has been extended, with the consent of each landlord for each Store, to a time period after the Sale Termination Date, except with respect to the Non-Extended Stores, in which case the deadline to assume or reject remains, as of the date of this Agreement, November 28, 2008.  Subject to the rights and limitations set forth in that certain Intercreditor Agreement, dated February 14, 2006 (as amended by that certain Joinder and Acknowledgement Agreement dated October 24, 2007, the “Intercreditor Agreement”), and the interim order, dated May 2, 2008 and the final order, dated May 28, 2008, authorizing Merchant to, inter alia, obtain postpetition secured financing and use cash collateral (together, the “DIP Order”), any Approval Order shall be in form and substance reasonably acceptable to General Electric Capital Corporation (“GECC”), as agent for itself and Merchant’s other secured lenders (collectively, and including GECC in its capacity as agent and as lender, the “Lenders”), the Ad Hoc Committee (the “Ad Hoc Note holder Committee”) of Holders (the “Noteholders”) of Senior Floating Rate Notes due 2014 issued by Linens ‘n Things, Inc. and Linens ‘n Things Center, Inc. (the “Notes”) and The Bank of New York (the “Indenture Trustee”), as collateral agent and trustee under the indenture, dated as of February 14, 2006, relating to the Notes.

(c)           Subject to entry of the Approval Order, Agent shall be authorized to advertise the Sale as a “going-out-of-business”, store closing,” “sale on everything,” “everything must go,” or similar-themed sale, and the Approval Order shall provide that Agent shall be required to comply with applicable federal, state and local laws, regulations and ordinances, including, without limitation, all laws and regulations relating to advertising, permitting, privacy, consumer protection, occupational health and safety and the environment, together with all applicable statutes, rules, regulations and orders of, and applicable restrictions imposed by, governmental authorities (collectively, the “Applicable General Laws”), other than all applicable laws, rules and regulations in respect of “going out of business,” “store closing” or similar-themed sales (collectively, the “Liquidation Sale Laws”), provided that such Sale is conducted in accordance with the terms of this Agreement, the Applicable Sale Guidelines and Approval Order; and provided further that the Approval Order shall provide that so long as the Sale is conducted in accordance with the Sale Guidelines and in a safe and professional manner, Agent shall be deemed to be in compliance with any Applicable General Laws.

Section 3.                                            Consideration to Merchant and Agent.

3.1           Payments to Merchant.

(a)           As a guaranty of Agent’s performance hereunder, Agent guarantees that Merchant shall receive: (i) ninety-five and one-tenth of one percent (95.1%) (the “Guaranty Percentage”) of the aggregate Cost Value of the Merchandise included in the Sale (the “Guaranteed Amount”).

(b)           (i)            To the extent that Proceeds from the Sale of the Merchandise exceed the sum of (x) the Guaranteed Amount, (y) Expenses of the Sale and (z) three and seventy-five hundredths of one percent (3.75%) of the aggregate Cost Value of the Merchandise (the “Agent’s Fee”) (the “Sharing Threshold”), then all remaining Proceeds above the Sharing Threshold shall be shared as follows: (1) the next Proceeds up to an aggregate amount equal to two percent (2%) of the aggregate Cost Value of the Merchandise shall be paid to Merchant (“Merchant’s Initial Sharing Recovery Amount”); (2) the next Proceeds up to an aggregate amount equal to two percent (2%) of the aggregate Cost Value of the Merchandise shall be paid to Agent (“Agent’s Initial Sharing Recovery Amount”); and (3) all remaining Proceeds above the Agent’s Initial Sharing Recovery Amount shall be shared fifty percent (50%) to Merchant (“Merchant’s Additional Sharing Recovery Amount”, and together with Merchant’s Initial Sharing Recovery Amount, the “Merchant’s Recovery Amount”) and fifty percent (50%) to Agent (“Agent’s Additional Sharing Recovery Amount”, and together with the Agent’s Initial Sharing Recovery Amount, the “Agent’s Recovery Amount”).

(c)           Augment Recovery Amount.  In addition to the Guaranteed Amount, Agent shall pay the Merchant an amount equal to five percent (5%) of the gross proceeds (net of sales taxes) of the sale of Additional Agent Merchandise (the “Augment Recovery Amount”).  Agent agrees that the aggregate cost of the Additional Agent Merchandise shall not exceed fifteen (15% of the aggregate Cost Value of the Merchandise.  All proceeds of the sale of Additional Agent Merchandise in excess of the Augment Recovery Amount shall be retained by Agent (the “Augment Proceeds”).

(d)           The Guaranteed Amount, Merchant’s Recovery Amount, if any, and the Augment Recovery Amount, if any, shall be paid in the manner and at the times specified in Section 3.3 below.  The Guaranteed Amount and the Merchant’s Recovery Amount will be calculated based upon the aggregate Cost Value of the Merchandise as determined by (A) the final certified report of the Inventory Taking Service after verification and reconciliation thereof by Agent and Merchant, (B) the aggregate Cost Value of the Distribution Center Merchandise and On-Order Merchandise included in the Sale; and (c) amount of Gross Rings, as adjusted for shrinkage per this Agreement.  To the extent that Merchant is entitled to receive Merchant’s Recovery Amount from Proceeds, Agent shall pay the Merchant’s Recovery Amount as part of the Weekly Sale Reconciliation commencing on the first week after the Proceeds reached the Sharing Threshold, but in no event later than the first business day following the completion of the Final Reconciliation under Section 8.7.

(e)           The Guaranteed Percentage has been fixed based upon the aggregate Cost Value of the Merchandise, without taking into account the Global Inventory Adjustment, not being less than an amount equal to (i) $500,000,000, less (ii) the aggregate Cost Value of Merchandise sold by Merchant on October 16, 2008 (floor) and no more than $520,000,000 (ceiling) (the “Merchandise Threshold”); provided however, in the event Merchant exercises the Internet Exclusion Option, the Merchandise Threshold (floor and ceiling) shall be subject to a downward adjustment in an amount equal to the Cost Value of the Excluded Internet Merchandise. To the extent that the aggregate Cost Value of the Merchandise included in the Sale, without taking into account the Global Inventory Adjustment, is less than or more than the Merchandise Threshold, the Guaranty Percentage shall be adjusted in accordance with Exhibit 3.1(e) annexed hereto (in addition to any adjustment applicable pursuant to section 11.1(m) hereof), as and where applicable.

3.2           Compensation to Agent.  Subject to entry of the Approval Order:

(a)           After payment of the Guaranteed Amount, Expenses of the Sale, the Merchant’s Recovery Amount, if any, the Augment Recovery Amount, if any, and all other amounts payable to Merchant from Proceeds hereunder, Agent shall receive, as its compensation for services rendered to Merchant, the Agent’s Fee, plus the Agents Recovery Amount, if any and the Augment Proceeds, if any. Agent shall also be entitled to receive a commission based on the net proceeds of the sale of Owned FF&E in the Stores, and the Owned FF&E in the Distribution Centers to the extent Merchant exercises its option to have Agent dispose of the Owned FF&E in the Designated Distribution Centers(s) as provided for in Section 15.9 hereof.

(b)           After payment of (i) the Guaranteed Amount in full and (ii) the Merchant’s Recovery Amount, if any, and all other amounts payable to Merchant from Proceeds hereunder (which shall, in each case, be subject to GECC’s , the Lenders’, and the Indenture Trustee’s security interests, liens and claims in respect thereof), all Merchandise remaining at the Sale Termination Date (the “Remaining Merchandise”) shall become the property of Agent, free and clear of all liens, claims and encumbrances of any kind or nature, and the proceeds received by Agent from the disposition, in a commercially reasonable manner, of such unsold Merchandise shall constitute Proceeds hereunder.  Notwithstanding the foregoing, Agent shall exercise commercially reasonable efforts to dispose of all of the Merchandise during the Sale Term.

3.3           Time of Payments.

(a)           On the first business day following issuance of the Approval Order (the “First Installment Payment Date”), Agent shall pay $200,000,000 to Merchant (the “Initial

Guaranty Payment”) by wire transfer to the account(s) designated on Exhibit 3.3(a) annexed hereto.

(b)           All Proceeds shall be applied and credited as follows:

(i) Application.  During each week’s reconciliation as provided for in section 8.7 during the Sale Term, all Proceeds of the Sale shall be deposited in accordance with Section 7.2 hereof.  Merchant and Agent shall provide GECC, the Indenture Trustee’s counsel and the Note Holders’ counsel with a copy of the weekly Reconciliation Report prepared pursuant to Section 8.7 not later than 12:00 noon (Eastern time) on Wednesday of each week.  Not later than 12:00 noon (Eastern time) on the next business day after receipt of the subject Reconciliation Report, GECC will cause amounts on deposit in the Concentration Account to be applied to Accrued Sale Expenses pursuant to instructions of Agent and Merchant directing such disposition.  As between Merchant and Lenders, all remaining amounts on deposit in the Concentration Account will be applied (1) first, subject to the limitations set forth in the Merchant’s secured debtor-in-possession credit agreement with GECC and the other Lenders (as amended, together with all related loan documents the “DIP Credit Agreement”) (including, without limitation, the “Budget” referred to therein) and the DIP Order, to the payment of items specified by the Merchant (“Other Merchant Disbursements”), (2) second, to the obligations (including the cash collateralization of letters of credit and other contingent obligations) under the DIP Credit Agreement, and (3) third, following payment in full of the entire Guaranteed Amount, subject in all respects to Merchant’s rights to receive the Merchant’s Recovery Amount, if any, and any other amounts due to Merchant hereunder (and in each case subject to GECC’s , the Lender’s, the Noteholders, and the Indenture Trustee’s security interests, liens, and claims in respect thereof), all Proceeds shall be retained or remitted to Agent in accordance with Section 7.2 hereof.

(ii) Credit.  Until the payment of the Guaranteed Amount (as defined below), Proceeds shall be credited as follows: (x) first Proceeds shall credited towards Agent’s obligations to reimburse Expenses that have been incurred and have become due and owing and remain unpaid (collectively, the “Accrued Sale Expenses”); and (y) then all remaining Proceeds net of Accrued Sale Expenses (the “Remaining Sale Proceeds”) shall, without limiting Section 3.3(f), be credited towards the unpaid portion of the Guaranteed Amount (such unpaid portion of the Guaranteed Amount being hereinafter referred to as the “Remaining Guaranteed Amount”) until the Guaranteed Amount shall have been paid in full.  Following payment in full of the entire undisputed Guaranteed Amount, without limiting Section 3.3(f) and subject in all respects to Merchant’s rights to receive the Merchant’s Recovery Amount, if any, and any other amounts due to Merchant hereunder (and in each case subject to GECC’s, the Lenders’, the Noteholders’ and the Indenture Trustee’s security interests, liens, and claims in respect thereof), and subject to face amount of the Letter of Credit being in an amount not less than the sum of (i) an amount equal to any disputed portion of the Guaranteed Amount, plus (ii) two weeks estimated Expenses) all Proceeds shall be retained or remitted to Agent in accordance with Section 7.2 hereof.

(c)           Agent shall pay the Merchant’s Recovery Amount and the Augment

Recovery Amount, if any, as part of the weekly reconciliation conducted pursuant to Section 8.7(a), subject to the Final Reconciliation under Section 8.7.

(d)           All amounts required to be paid by Agent or Merchant under any provision of this Agreement shall be made by wire transfer of immediately available funds which shall be wired by Agent or Merchant, as applicable as, no later as 2:00 p.m.  (Eastern Time) on the date that such payment is due; provided, however, that all of the information necessary to complete the wire transfer has been received by Agent or Merchant, as applicable, by 10:00 a.m. (Eastern Time) on the date that such payment is due.  In the event that the date on which any such payment is due is not a business day, then such payment shall be made by wire transfer on the next business day.

(e)           After the earlier of (i) indefeasible payment in full in cash of all obligations (or, with respect to both letters of credit and other contingent obligations, the cash collateralization thereof) owing to the Lenders under the DIP Credit Agreement and the related documents and the termination of the lending commitments under the DIP Credit Agreement and (ii) payment in full of the Guaranteed Amount, Merchant and Agent agree that (A) if at any time during the Sale Term Merchant holds any undisputed amounts due to Agent as Proceeds hereunder, Agent may, in its discretion, offset such Proceeds being held by Merchant against any amounts due and owing to Merchant pursuant to this Section 3.3 or otherwise under this Agreement, and (B) if at any time during the Sale Term, Agent holds any undisputed amounts due to Merchant under this Agreement; Agent may, in its discretion, offset such amounts being held by it against any amounts due and owing by, or required to be paid by, Merchant hereunder.

(f)            On a weekly basis on Wednesday (or such other day as Merchant, Agent and GECC shall mutually agree) of each week, contemporaneously with the delivery by the Merchant to GECC of the Borrowing Base Certificate under and as defined in the DIP Credit Agreement, the Merchant and the Agent hereby agree to deliver to GECC, counsel to the Indenture Trustee, and counsel to the Noteholders a guaranteed amount certificate in form and substance satisfactory to GECC (the “Guaranteed Amount Certificate”) setting forth the amount that has been paid by the Agent in respect of the Guaranteed Amount as of the end of the prior week (i.e., Saturday), the Remaining Guaranteed Amount as of the end of the prior week and such other information required by GECC and the Lenders.  The parties hereto agree and acknowledge that GECC and the Lenders may rely on the most recent Guaranteed Amount Certificate delivered by the Merchant to GECC for the purposes of determining the Borrowing Base (as defined in the DIP Credit Agreement) or borrowing availability for all purposes under the DIP Credit Agreement (including any adjustments of the Borrowing Base or borrowing availability thereunder as a result of amounts paid by the Agent in respect of the Guaranteed Amount, determining the amount of the Remaining Guaranteed Amount or otherwise) and that any credit extensions made under the DIP Credit Agreement, and any use of cash Proceeds by Merchant, or any other obligations under the DIP Credit Agreement and the related documents, in each case which occur, prior to the delivery of any updated Guaranteed Amount Certificate shall be entitled to priority over the claims of the Agent (to the extent of the Remaining Guaranteed Amount appearing on the most recent Guaranteed Amount Certificate delivered to GECC pursuant to the terms of this Section) and the Merchant, all as set forth in Section 16 hereof.  Further, if an event of default shall have occurred and be continuing under the DIP

Credit Agreement, immediately upon notice by GECC to the Merchant of such event of default, (i) the Merchant shall not be permitted to deliver any subsequent Guaranteed Amount Certificates, and (ii) GECC and the Lenders shall be entitled to rely on the figures in respect of the Guaranteed Amount previously received by GECC and the Remaining Guaranteed Amount appearing on the most recent Guaranteed Amount Certificate accepted by GECC pursuant to this Section for purposes of extending credit or permitting Merchant to use cash Proceeds; provided, however, that there shall be credited against the Remaining Guaranteed Amount set forth in such Guaranteed Amount Certificate the Proceeds received by GECC, net of Accrued Sale Expenses after the receipt of such certificate.  In the case of any difference between (x) amounts set forth in the relevant Guaranteed Amount Certificate for any date of determination and (y) the corresponding amounts as determined by the Merchant or the Agent, the parties agree that the amount thereof set forth in the Guaranteed Amount Certificate shall control.

3.4           Security.  In order to secure the Agent’s obligations under this Agreement, in respect of (x) the payment of the Remaining Guaranteed Amount and (y) Expenses of the Sale, on the First Installment Payment Date, Agent shall furnish the Beneficiaries with an irrevocable standby Letter(s) of Credit naming GECC and Merchant as co-beneficiaries (the “Beneficiaries”) in the aggregate original face amount equal to the sum of (i) 15% of the estimated Remaining Guaranteed Amount, plus (ii) two (2)  weeks estimated Expenses) that would be payable by Merchant, which shall be in the form of Exhibit 3.4 hereof (collectively, the “Letter of Credit”).  The Letter of Credit shall have an expiry date of no earlier than sixty days after the Sale Termination Date.  Unless the parties shall have mutually agreed that they have completed the final reconciliation under this Agreement, then, at least thirty (30) days prior to the initial or any subsequent expiry date, the Beneficiaries shall receive an amendment to the Letter of Credit solely extending (or further extending, as the case may be) the expiry date by at least sixty (60) days.  If the Beneficiaries fail to receive such amendment to the Letter of Credit no later than thirty (30) days before the expiry date, then all amounts hereunder shall become immediately due and payable and GECC, individually, or the Beneficiaries collectively, shall be permitted to draw under the Letter of Credit in payment of amounts owed, and the Beneficiaries shall hold the balance of the amount drawn under the Letter of Credit as security for amounts that may become due and payable to Merchant hereunder.  Upon the indefeasible payment in full in cash of all obligations (or, with respect to both letters of credit and other contingent obligations, the cash collateralization thereof) owing to the Lenders under the DIP Credit Agreement and the related documents and the termination of the lending commitments under the DIP Credit Agreement, GECC and Agent shall amend the Letter of Credit and shall name Merchant and the Indenture Trustee as co-beneficiaries (the “Amended Letter of Credit”), in which case any draws under the Amended Letter of Credit shall be made jointly by Merchant and the Indenture Trustee.  At Agent’s request (which request shall not be made more frequently than bi-weekly and shall not cause the Letter of Credit to be reduced to an amount less than the sum of (i) the unpaid portion of the Remaining Guaranteed Amount; and (ii) two (2) weeks estimated Expenses, the Beneficiaries shall take all actions reasonably required to reduce the amount available to be drawn under the Letter of Credit to an amount not less than an amount equal to the sum of (A) the aggregate of disputed and undisputed unpaid portion of the Remaining Guaranteed Amount; plus (B) two (2) weeks of estimated Expenses of the Sale.  In the event that Agent, after receipt of five (5) days notice (which notice shall not be required if Agent or any member of Agent shall be a debtor under title 11, United States Code), fails to pay the Remaining Guaranteed Amount, or portion thereof, or any Expenses of the Sale or other obligations hereunder when due, GECC, individually, or the Beneficiaries, collectively, may draw on the Letter of Credit in an amount equal to the unpaid, past due, amount of the Agent’s Payment Obligations hereunder that is not the subject of a reasonable dispute.

3.5           Inventory Reconciliation.  Within thirty (30) days after the completion of the Inventory Taking, Merchant and Agent shall review, reconcile and verify the final report of the aggregate Cost Value of the Merchandise included in the Stores by the Inventory Taking Service (the “Store Final Inventory Report”).  Within fifteen (15) days after the Distribution Occupancy Period, Merchant and Agent shall review, reconcile and verify the final report of the aggregate Cost Value of the Merchandise, which shall include the Store Final Inventory Report plus the Distribution Center Merchandise included in the Sale as determined by Section 5.1(c) hereof (the “Final Inventory Report”).

Section 4.               Expenses of the Sale.

4.1           Expenses.  Agent shall be unconditionally responsible for all Expenses incurred in conducting the Sale during the Sale Term, which expenses shall be paid by Agent in accordance with Section 4.2 below.  As used herein, “Expenses” shall mean the Store-level operating expenses of the Sale which arise during the Sale Term set forth below:

(a)           all payroll and commissions, if applicable, for all Retained Employees used in conducting the Sale for actual days/hours worked during the Sale Term as well as payroll, to the extent retained by Agent for the Sale, for any of Merchant’s former employees or temporary labor;

(b)           actual amounts payable by Merchant for benefits for Retained Employees (including FICA, unemployment taxes, workers’ compensation and healthcare insurance, and vacation benefits that accrue during the Sale Term, but excluding Excluded Benefits) for Retained Employees used in the Sale, in an amount not to exceed 23.6% of the aggregate base payroll for all Retained Employees in the Stores (the “Benefits Cap”);

(c)           costs of all security in the Stores (to the extent customarily provided in the Stores) including, without limitation, security systems, courier and guard service, building alarm service and alarm service maintenance;

(d)           50% of the fees and costs of the Inventory Taking Service to conduct the Inventory Taking at the Stores; provided that Merchant shall be responsible for the actual payroll and related costs for the Retained Employees who work at a Store during the Inventory Taking at such Inventoried Location;

(e)           Retention Bonuses for Retained Employees, as provided for in Section 9.4 below;

(f)            [intentionally omitted]

(g)           advertising and direct mailings relating to the Sale, and Store interior and exterior signage and banners relating to the Sale;

(h)           local and long-distance telephone expenses incurred at the Stores;

(i)            credit card fees, chargebacks and discounts with respect to Merchandise sold in the Sale;

(j)            bank service charges (for Store and corporate accounts), check guarantee fees, and bad check expenses to the extent attributable to the Sale;

(k)           costs for additional Supplies used at the Stores;

(l)            all fees and charges required to comply with Applicable General Laws in connection with the Sale;

(m)          Store cash theft and other store cash shortfalls in the registers;

(n)           any and all costs relating to the processing, transfer and consolidation of Merchandise between and among the Stores, including delivery and freight costs, it being understood that Agent shall be responsible for coordinating such transfer of Merchandise;

(o)           housekeeping and cleaning expenses related to the Stores;

(p)           Store trash and snow removal;

(q)           on-site supervision of the Stores, including base fees and bonuses of Agent’s field personnel, travel to and from the Stores and incidental out-of-pocket and commercially reasonable travel expenses relating thereto (including reasonable and documented corporate travel to monitor and manage the Sale);

(r)            postage, courier and overnight mail charges to and from or among the Stores and central office to the extent relating to the Sale;

(s)           actual Occupancy Expenses for the Stores on a per location and per diem basis in an amount equal to the per Store per diem amount set forth on Exhibit 4.1(s) hereto;

(t)            Central Service Expenses equal to $10,000 per week;

(u)           Agent’s actual cost of capital (including Letter of Credit fees) and insurance; and

(v)           Agent’s reasonable out-of-pocket costs and expenses, including but not limited to, legal fees and expenses, incurred in connection with the review of data, preparation,

negotiation and execution of this Agreement, the Approval Order and any ancillary documents, in an amount not to exceed $150,000.

Notwithstanding anything herein to the contrary, to the extent that any Expense listed in Section 4.1 is also included on Exhibit 4.1(s), then Exhibit 4.1(s) shall control, and such Expenses shall not be double counted.

As used herein, the following terms have the following respective meanings:

(i)            “Central Service Expenses” means costs and expenses for Merchant’s central administrative services necessary for the Sale, including, but not limited to, MIS services, payroll processing, cash reconciliation, inventory processing and handling and data processing and reporting.

(ii)           “Excluded Benefits” means benefits in excess of the Benefits Cap.

(iii)          “Occupancy Expenses” means base rent, percentage rent, HVAC, utilities, CAM, storage costs, real estate and use taxes, merchant’s association dues and expenses, , a pro rata portion of property insurance attributable to the Merchandise subject to the Sale and a pro rata portion of comprehensive public liability insurance attributable to the Stores personal property leases (including, without limitation, point of sale equipment), cash register maintenance, building maintenance and rental for furniture, fixtures and equipment, all of the foregoing as categorized and reflected on Exhibit 4.1(s) hereto.

“Expenses” shall not include: (i) Excluded Benefits; (ii) Central Service Expenses, except as provided in Section 4.1(t); (iii) Distribution Center Expenses; (iv) Occupancy Expenses (including any portion of the percentage rent obligations allocable to the sale of Merchandise during the Sale under applicable leases or occupancy agreements, except as provided in Section 4.1(s); (v) expenses of the type set forth in 4.1(a) – (u) above to the extent the same shall not have been approved in advance by Agent; and (vi) any other costs, expenses or liabilities payable by Merchant not provided for herein.

4.2           Payment of Expenses.  Effective from and after entry of the Approval Order:

(a)           Agent shall be responsible for the payment of all Expenses, whether or not there are sufficient Proceeds collected to pay such Expenses after the payment of the Guaranteed Amount.  All Expenses incurred during each week of the Sale (i.e., Sunday through Saturday) shall be paid by Agent to or on behalf of Merchant, or paid by Merchant and thereafter reimbursed by Agent as provided for herein, immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to Section 8.7 below; provided, however, in the event that the actual amount of an Expense is unavailable on the date of the reconciliation (such as payroll), Merchant and Agent shall agree to an estimate of such amounts, which amounts will be reconciled once the actual amount of such Expense becomes available.  Agent and/or Merchant may review or audit the Expenses at any time.

(b)           Notwithstanding anything herein to the contrary, (i) to the extent that Proceeds are insufficient, Merchant shall not be required to fund or otherwise pay any Expenses of Sale and (ii) without limitation on Expenses that may be funded in advance by Agent at Merchant’s reasonable request, to the extent that Proceeds are insufficient, Agent shall fund, in advance, all payroll and related expenses for Retained Employees at least two (2) business days prior to the date that such payments are due by Merchant.

Section 5.               Inventory Valuation; Merchandise.

5.1           Inventory Taking.

(a)           5.1           Inventory Taking.

(a)           Subject to the provisions of this paragraph, the parties have agreed to use the current book value of inventory as of the Sale Commencement Date, to determine the aggregate Cost Value of the Merchandise located in the Stores on the Sale Commencement Date in accordance with this Agreement.  In order to test the validity of the aggregate Cost Value of the Merchandise as reflected on Merchant’s current books and records, subject to the availability of the Inventory Taking Service, on or within twenty one (21) days after the Sale Commencement Date (the “Inventory Completion Date”), Merchant and Agent shall cause to be taken an SKU physical inventory (the “Inventory Taking”) of the Merchandise located in 100 of the Stores, each with a representative sampling of Stores located in each district (each a “Test Store” and collectively, the “Test Stores”), which Test Stores shall be jointly selected by Merchant and Agent.  (The date of the Inventory Taking at each Test Store shall be referred to as the “Inventory Date” for such Test Store).  Merchant and Agent shall jointly employ RGIS or another mutually acceptable inventory taking service to conduct the Inventory Taking (and, if applicable, the Additional Inventory Taking, as defined below) in accordance with procedures set forth on Exhibit 5.1 annexed hereto.

(b)           The results of the Inventory Taking at the Test Stores and the Additional Test Stores (as defined below), if any (the “Test Store Results”) shall be used to determine any adjustment as may be required to the calculation of the aggregate Cost Value of the Merchandise located in the Stores on the Sale Commencement Date, as follows:

(i)            for purposes of calculating the aggregate Cost Value of the Merchandise at the Test Stores and Additional Test Stores, if any (collectively, the “Inventoried Stores”), the actual Test Store Results for the Inventoried Stores, as adjusted by Gross Rings for the period between the Sale Commencement Date and the applicable Inventory Date (the “Gross Rings Period”);

(ii)           for purposes of calculating the aggregate Cost Value of the Merchandise at the Stores that do not constitute Inventoried Stores (the “Non-Inventoried Stores”), the actual Test Store Results at the Inventoried Stores, shall be compared to the “roll-forward” book value of the Merchandise at the Inventoried Stores, as of the Sale Commencement Date (i.e Gross Rings and receipts at each of the Stores during the Gross Rings Period) (the “Adjusted Book Inventory”), and an average variance shall be calculated (the “Variance”), and the Variance shall be applied to adjust Adjusted Book Inventory of the Merchandise located at the Non-Inventoried Stores; provided however; for the purposes of calculating the Variance, the Inventoried Stores having the results from the three Stores with highest and three Stores with the lowest variance percentage shall be excluded.  In the event that the initial Variance at the Inventoried Stores is greater than six percent (6%) of the current book value of the Merchandise in the Inventoried Stores, then either Merchant or Agent shall have the right to request an Inventory Taking at additional Stores (the “Additional Test Stores”), to be mutually and reasonably agreed upon by the parties (the “Additional Inventory Taking”), to establish whether an adjustment to the Variance is required, with the costs and fees associated with the Additional Inventory Taking, to be paid by the party requesting such Additional Inventory Taking

(c)           The Agent and Merchant agree that they will, and agree to cause their respective representatives to, cooperate and assist in the preparation and the calculation of the aggregate Cost Value of the Merchandise included in the Sale, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

(d)           With respect to Distribution Center Merchandise, such Distribution Center Merchandise shall be counted and reconciled within five Store business days after receipt of such goods in the Stores in accordance with the procedures set forth herein (“Reconciled DC Merchandise Receipts”), and absent prior notification and agreement of Merchant, failure to report any variance between the received shipment from the respective shipping documents (each a “Shipping Variance”), within such five Store business day period shall, result in such receipts being automatically confirmed received consistent with the applicable shipping documents.  Merchant shall have five Distribution Center business days to verify a timely issued Shipping Variance (each a “Shipping Variance Response”), and absent prior notification and agreement of Agent, failure to respond to an asserted Shipping Variance within such five Distribution Center business day period shall result in such Shipping Variance being deemed valid.  If Merchant timely issues a Shipping Variance Response that disputes the asserted Shipping Variance, Merchant and Agent shall cooperate with each other to verify and resolve such dispute.  Unless Merchant and Agent otherwise agree, and subject to both Merchant’s and Agent’s compliance with their obligations under Section 5.5 hereof, to the extent that there is any Distribution Center Merchandise remaining in the Distribution Centers at the end of the Distribution Center Occupancy Period provided for in Section 5.5 hereof (the “Remaining DC Merchandise”), such Remaining DC Merchandise shall be jointly counted by Merchant and Agent (Remaining DC Merchandise Count”) and included as Merchandise.  Agent shall have ten (10) days after the reconciliation of the Remaining DC Merchandise Count to remove such Remaining DC Merchandise from the Distribution Centers, at Agent’s sole cost (including any Distribution Center Expenses incurred after the expiration of the Distribution Center Occupancy Period), and any Remaining DC Merchandise not timely removed shall be deemed abandoned by Agent and Merchant shall be free to dispose of such abandoned Merchandise as it deems appropriate.

5.2           Merchandise Subject to This Agreement.

(a)           For purposes of this Agreement, “Merchandise” shall mean:  (i) all finished goods inventory (including Domestic Merchandise and Imported Merchandise) that is owned by Merchant and (x) located at the Stores as of the Sale Commencement Date, including (A)

Defective Merchandise; (B) Distribution Center Merchandise; (C) Aged Merchandise; (D) the Display Merchandise, (E) subject to Merchant’s exercise of the Internet Exclusion Option, Internet Store Merchandise, and (F) Merchandise subject to Gross Rings; (ii) On-Order Merchandise received in the Distribution Centers on or prior to December 5, 2008 (the “DC Receipt Deadline”).  Notwithstanding the foregoing, “Merchandise” shall not include: (1) goods which belong to sublessees, licensees, department lessees, or concessionaires of Merchant; (2) goods held by Merchant on memo, on consignment, or as bailee; (3) furnishings, trade fixtures, equipment and/or improvements to real property which are located in the Stores (collectively, “FF&E”); provided that, Agent shall be permitted to sell Owned FF&E as set forth in Section 15.9; (4) Excluded Defective Merchandise; (5) Merchant Consignment Goods; (6) Additional Agent Merchandise; (7) On-Order Merchandise received in the Distribution Centers after the Sale Commencement Date and either on or before the DC Receipt Deadline that Merchant elects to exclude from the Sale, provided that, such election is made by the Interim Receipt Deadline (“On-Order Election Deadline”), (9) On-Order Merchandise received in the Distribution Centers after the DC Receipt Deadline; and (10) to the extent Merchant exercises the Internet Exclusion Option, the Excluded Internet Merchandise .

(b)           As used in this Agreement, the following terms have the respective meanings set forth below:

“Aged Merchandise” means items of merchandise which have been discontinued by Merchant and have been offered at a point of sale discount for more than thirteen (13) consecutive months.

“Defective Merchandise” means any item of Merchandise that is defective or otherwise not saleable in the ordinary course because it is worn, scratched, broken, faded, torn, mismatched, tailored or affected by other similar defenses rendering it not first quality.  Display Merchandise shall not per se be deemed to be Defective Merchandise.

“Display Merchandise” means those items of inventory used in the ordinary course of business as displays or floor models, including inventory that has been removed from its original packaging where such items of inventory have been removed from its original packaging for the purpose of putting such item on display but not customarily sold or saleable by Merchant, which goods are not otherwise damaged or defective.  For the avoidance of doubt, Merchandise created for display and not saleable in the ordinary course of business shall not constitute Display Merchandise.

“Distribution Center Merchandise” means those items of inventory identified by SKU on Exhibit 5.2(b) annexed hereto, that was located in Merchant’s Distribution Centers and, which goods, to the extent not delivered to the Stores prior to the Sale Commencement Date, shall be delivered by Merchant to the Stores as directed by Agent after the Sale Commencement Date, in accordance with Section 5.5 hereof.

“Domestic Merchandise” means those items of inventory that are being delivered by a manufacturer/vendor located within the United States.

“Excluded Defective Merchandise” means those items of Defective Merchandise that are not saleable in the ordinary course because they are so damaged or defective that such inventory cannot reasonably be used for their intended purpose.  For the avoidance of doubt, electronic Display Merchandise without power cords shall constitute Excluded Defective Merchandise.

“Internet Store Merchandise” means those items of merchandise maintained in a third party owned facility (identified as Merchant’s Store #699) (the “Internet Store Location”) having an aggregate Cost Value of approximately $13.9 million, which goods have been used by Merchant (or its agent GSI) to service customer orders placed on Merchant’s website.

“Imported Merchandise” means items of inventory that are purchased by Merchant from a manufacturer/vendor located outside the United States and imported into the United States by Merchant.

“On-Order Merchandise” mean items of inventory that were ordered by Merchant in the ordinary course of business as identified by SKU on Exhibit 5.2(b)(i) annexed hereto, which inventory was not received in the Stores or Distribution Centers as of the Sale Commencement Date, but which may be received in the Distribution Centers prior to the DC Receipt Deadline.

5.3           Valuation.

(a)           For purposes of this Agreement, “Cost Value” shall mean (i) with respect to each item of Domestic Merchandise, the last cost for the SKU for such item of Domestic Merchandise as reflected on Merchant’s inventory item master cost file (the “Cost File”), which amount does not include freight or any additional vendor credits; and (ii) with respect to Imported Merchandise, the landed cost for such item of Imported Merchandise as reflected in the Cost File, which amount reflects last cost for the SKU for such item of Imported Merchandise plus a damage allowance, duty rate, freight, and brokerage fee, harbor maintenance fees, drayage, brokers’ fees, insurance, commissions, processing costs and other costs directly associated with landing the product in the Distribution Centers; provided, that in no event shall the Cost Value of any Merchandise exceed the Retail Price for such item of Merchandise; provided however, any adjustment to the Cost Value as a result of the immediately preceding proviso shall not be factored into the calculation for purposes of determining whether the aggregate Cost Value of the Merchandise has satisfied the Merchandise Threshold provided for in Section 3.1(e) hereof.  Items of On-Order Merchandise received in the Distribution Centers on or prior to the date that is twenty-one (21) days after the Sale Commencement Date (excluding the Sale Commencement Date for purposes of such calculation) (the “Interim Receipt Deadline”), will be included in Merchandise at the applicable Cost Value for Domestic Merchandise or Imported Merchandise, as applicable (the “Applicable Cost Value”), for each such item; provided, however, that items of On-Order Merchandise received at the Distribution Centers after the Interim Receipt Deadline but prior to the DC Receipt Deadline shall be included in Merchandise at the Applicable Cost Value for each such item multiplied by the inverse of the prevailing discount on similar items of Merchandise as of the date of receipt in the Distribution Centers; provided further, items of On-Order Merchandise received in the Distribution Centers after the DC Receipt Deadline shall not constitute Merchandise, shall be given no Cost Value, and shall be excluded from Merchandise, and shall, at Merchant’s option either be sold by Agent as Merchant Consignment Goods pursuant to Section 5.4 hereof, or excluded from the Sale and removed by Merchant from the Distribution Centers.  The Cost File does not account for any advertising co-op allowances or discounts associated with expedited payment terms offered by any vendor, and, further, the Applicable Cost Value of any item of Merchandise shall not be adjusted for any such amounts.

(b)           Other than Excluded Defective Merchandise, in lieu of any other adjustments to the Cost Value of Merchandise under this Agreement (e.g., adjustments for Defective Merchandise, clearance merchandise, mis-mates and near-mates, sample merchandise and/or Excluded Price Adjustments), the aggregate Cost Value of the Merchandise shall be adjusted (i.e., reduced) by means of a single global downward adjustment equal to (i) one percent (1%) of the sum of (x) the aggregate Cost Value of the Merchandise in the Stores on the Sale Commencement Date and (y) the aggregate Cost Value of the On-Order Merchandise included in the Sale; and (ii) one and one half percent (1.5%) of the aggregate Cost Value of the Distribution Center Merchandise in the Distribution Centers(s) on the Sale Commencement Date (as applicable, the “Global Inventory Adjustment”).

(c)           Excluded Defective Merchandise located in the Stores shall be identified and counted during the Inventory Taking and thereafter removed from the sales floor and segregated.  Excluded Defective Merchandise included in Distribution Center Merchandise and/or On-Order Merchandise must be identified jointly by Merchant and Agent (with written notice provided to Barry Gold of Asset Disposition Advisors, LLC at barrygold@aol.com), within five (5) business days of such Distribution Center Merchandise and/or On-Order Merchandise receipt in the Stores.  Other than as identified during the Inventory Taking at a Store, or as provided for in this Section 5.3 with respect to Distribution Center Merchandise and/or On-Order Merchandise, no other goods can be categorized as Excluded Defective Merchandise, regardless of their condition.

5.4           Excluded Goods.  Merchant shall retain all responsibility for any goods not included as “Merchandise” hereunder.  If Merchant elects at the beginning of the Sale Term, Agent shall accept goods not included as “Merchandise” hereunder for sale as “Merchant Consignment Goods” at prices established by the Agent.  The Agent shall retain 20% of the sale price for all sales of Merchant Consignment Goods, and Merchant shall receive 80% of the receipts in respect of such sales.  Merchant shall receive its share of the receipts of sales of Merchant Consignment Goods on a weekly basis, immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to Section 8.7 below.  If Merchant does not elect to have Agent sell goods not included as Merchandise, then all such items will be removed by Merchant from the Stores at its expense as soon as practicable after the Sale Commencement Date.  Except as expressly provided in this Section 5.4, Agent shall have no cost, expense or responsibility in connection with any goods not included in Merchandise.   All amounts received by the Merchant in respect of Merchant owned goods not included as “Merchandise” hereunder shall be subject to the security interests, claims and liens of the Lenders, the Indenture Trustee, and the Noteholders and shall be applied by the Merchant to the obligations under the DIP Credit Agreement.  For the avoidance of doubt, no amounts received by the Merchant or the Lenders in respect of Merchant owned goods not included as “Merchandise” hereunder shall be credited towards the Guaranteed Amount.

5.5           Distribution Center Expenses.

(i)            Although Agent shall be responsible for allocating and designating the shipment of the Distribution Center Merchandise to the Stores, the actual costs and expenses, including use and occupancy at the Distribution Centers, transfer and delivery (ticketed in the ordinary course consistent with historic practices), related to the processing, transfer and consolidation of Distribution Center Merchandise from the Distribution Center to the Stores (collectively, the “Distribution Center Expenses”) for a period commencing on the Sale Commencement Date through the earlier of:  (a) December 15, 2008; or (b) the date that the subject Distribution Center is vacated (the “Distribution Center Occupancy Period”) shall be the obligation of the Merchant; provided however, (i) in the event Agent chooses to use a method of picking-up or transportation in a manner that is not consistent with the Pre-Sale Allocation (as defined below), then Agent shall be solely responsible for all increased costs and expenses associated with such modification(such additional costs shall be treated as an Expense hereunder); and (ii) in the event that all Distribution Center Merchandise has not been removed at the conclusion of the Distribution Center Occupancy Period, other than as a result of Merchant’s inability to execute the transfer of the Distribution Center Merchandise in accordance with its maximum weekly capacity, Agent shall be obligated to pay all Distribution Center Expenses incurred after such date; provided however, in the event that Distribution Center Merchandise cannot be transferred from the Distribution Center to one or more Stores, because such Store does not have the capacity to take in such Distribution Center Merchandise, as represented by Agent, such inability shall not be deemed Merchant’s inability to execute the transfer.  Agent acknowledges that Merchant’s maximum weekly capacity for shipping from the Distribution Centers to the Stores is approximately $60,000,000 (retail price) from Distribution Centers to the Stores.  On or prior to October 20, 2008, after consulting with Merchant, Merchant and Agent shall cooperate with each other and shall mutually agree upon a schedule and allocation of the Distribution Center Merchandise and On-Order Merchandise to the Stores (as reflected on Exhibit 5.5 hereof), which schedule and allocation will be based upon an objective of having the Distribution Center Merchandise shipped to the Stores prior to the Interim Receipt Deadline (the “Pre-Sale Allocation”); provided however, notwithstanding the Pre-Sale Allocation with respect to On-Order Merchandise, Merchant makes no representation warranty as to the receipt and/or inclusion of any specific items or minimum aggregate Cost Value of items of On-Order Merchandise in the Sale.

5.6           Canadian Put Option.  Up until 5:00 pm on October 16, 2008 (the “Put Option Deadline”) Merchant shall have the absolute right, in its discretion, to include the Canadian Stores and the Merchandise located in the Canadian Stores and the Canadian Distribution Centers (the “Canadian Merchandise”) in the Sale (the “Canadian Put Option”), with a Sale Commencement Date of no later than October 24, 2008, and upon Merchant’s exercise of the Canadian Put Option, Merchant and Agent shall enter into the agency agreement annexed hereto as Exhibit 5.6 (the “Canadian Agency Agreement”), which agreement shall provide: (a) as a guaranty of Agent’s performance under the Canadian Put Option, Agent guarantees that Merchant shall receive one hundred and five-tenths of one percent (100.5%) (the “Canadian

Guaranty Percentage”) of the aggregate Cost Value of the Canadian Merchandise (the “Canadian Guaranteed Amount”); (ii) Agent shall be unconditionally responsible for all Expenses incurred in conducting the Sale at the Canadian Stores, as enumerated in Section 4.1 of the Canadian Agency Agreement; and (iii) to the extent that Proceeds from the Sale of the Canadian Merchandise (the “Canadian Proceeds”) exceed the sum of (x) the Canadian Guaranteed Amount, (y) Expenses of the Sale attributable to the conduct of the Sale in the Canadian Stores (the “Canadian Expenses”) and (z) three and one-half of one percent (3.50%) of the aggregate Cost Value of the Canadian Merchandise (the “Agent’s Canadian Fee”) (the sum of (x), (y) and (z), the “Canadian Sharing Threshold”), then all remaining Canadian Proceeds above the Canadian Sharing Threshold shall be shared as follows: (1) the next two percent (2%) of Canadian Proceeds shall be paid to Merchant (“Merchant’s Initial Canadian Sharing Recovery Amount”); (2) the next two percent (2%) of Canadian Proceeds shall be paid to Agent (“Agent’s Initial Canadian Sharing Recovery Amount”); and (3) all remaining Canadian Proceeds in excess of the Agent’s Initial Canadian Sharing Recovery Amount shall be shared fifty percent (50%) to Merchant (“Merchant’s Additional Canadian Sharing Recovery Amount”) and fifty percent (50%) to Agent (“Agent’s Additional Canadian Sharing Recovery Amount”).  All other terms and conditions of the Sale at the Canadian Stores shall be governed by the Canadian Agency Agreement, the Canadian Sale Guidelines and the Canadian Approval Order.

5.7           Internet Exclusion.  Merchant shall have the right (the “Internet Exclusion Option”) up until 5:00  pm on October 16, 2008 (the “Internet Exclusion Option Deadline”), to exclude all of the Internet Store Merchandise from the Sale.  Merchant shall exercise the Internet Exclusion option in writing and shall identify which of the Internet Store Merchandise is being excluded from the Sale and the aggregate Cost Value thereof (collectively, the “Excluded Internet Merchandise”).  In the even that Merchant exercises the Internet Exclusion Option, the Merchandise Threshold (both floor and ceiling) shall be adjusted downward by an amount equal to the aggregate Cost Value of the Excluded Internet Merchandise.

Section 6.           Sale Term.

6.1           Term   (a) Subject to satisfaction of the conditions precedent set forth in Section 10 hereof, the Sale shall commence at each Store on the first business day following the entry of the Approval Order, but in no event later than October 17, 2008 (the “Sale Commencement Date”).  Subject to the prior expiration of the term of any Store Lease (as reflected on Exhibit 4.1(s)), subject to Section 6.1(b) below with respect to the Non-Extended Stores, the Agent shall complete the Sale at each Store and vacate such Store in broom-clean condition by no later than January 31, 2009, unless the Sale is extended by mutual written agreement of Agent and Merchant, with the consent of GECC and the Indenture Trustee (the “Sale Termination Date”; the period from the Sale Commencement Date to the Sale Termination Date as to each Store being the “Sale Term”).  With respect to the Non-Extended Stores, Agent shall conclude the Sale no later than the last date to assume or reject attributable to the November End Stores and the December End Stores, as applicable.  The Agent may, in its discretion, terminate the Sale at any Store upon not less than ten (10) days’ prior written notice (a “Vacate Notice”) to Merchant.  In the event the Agent fails to provide Merchant with such timely notice, Agent shall be liable for and pay the actual amounts payable to landlords for the days by which notice of a Store closing was less than ten (10) days.

(b)           Merchant has advised Agent that as of the date of this Agreement, Merchant has not yet obtained extensions of the deadline to assume or reject the leases pursuant to Section 365(d)(4) of the Bankruptcy Code (the “365(d)(4) Extension”) for the Stores identified on Exhibit 6.1(b) annexed hereto (the “Extension Leases”) and Agent has agreed to provide Merchant until 11:59 pm (Eastern) on October 22, 2008 (the “Extension Deadline”) to obtain the necessary 364(d)(4) Extensions for the Extension Leases.  To the extent the Merchant is unable to obtain a 364(d)(4) Extension for one or more of the Extension Leases (the “Non-Extended Leases”), Merchant and Agent agree that the Guaranty Percentage attributable to Merchandise located in the Non-Extended Leases (including Distribution Center Merchandise and On-Order Merchandise delivered to the Stores for the Non-Extended Leases) (collectively the “Non-Extended Stores”), shall be adjusted as follows:

(i)            In the event that the aggregate Proceeds from the Sale of all of the Merchandise in the Sale, net of Expenses (the “Net Sale Proceeds”) equal or exceed one hundred two and eighty-five one hundredths of one percent (102.85%) of the aggregate Cost Value of the Merchandise (the “Extension Adjustment Threshold”) then there shall be no adjustment to the Guaranty Percentage for the Non-Extended Stores;

(ii)           In the event that the Net Sale Proceeds are less than the Extension Adjustment Threshold, then (x) with respect to the Non-Extended Stores where the deadline to assume or reject is extended only through December 31, 2008 and the affected landlord has not agreed to allow the Debtors to continue to occupy the Non-Extended Stores beyond December 31, 2008 (the “December End Stores”); and provided that the Agent continues to operate substantially all of the Stores after January 1, 2009, then the Guaranty Percentage attributed to the Merchandise in the December End Stores shall be adjusted to 92.5%; and

(iii)          In the event that the Net Sale Proceeds are less than the Extension Adjustment Threshold, then (x) with respect to the Non-Extended Stores where the deadline to assume or reject expires on November 28, 2008 and the affected landlord has not agreed to allow the Debtors to continue to occupy the Non-Extended Stores beyond November 30, 2008 (the “November End Stores”), then the Guaranty Percentage attributed to the Merchandise in the November End Stores shall be adjusted to 90%.

6.2           Vacating the Stores.  At the conclusion of the Sale, Agent agrees to leave the Stores in “broom clean” condition, ordinary wear and tear excepted, except for unsold items of FF&E and remaining Supplies(except as provided for in Section 15.9 below).  Agent shall vacate the Stores on or before the Sale Termination Date, as provided for herein, at which time Agent shall surrender and deliver the Store premises and Store keys to Merchant.  Agent’s obligations to pay all Expenses, including Occupancy Expenses, for each Store subject to Vacate Notice shall continue until the later of (a) the applicable vacate date for such Store, or (b) the 15th day of the calendar month in which the vacate date for such Store occurs.  All assets of Merchant used by Agent in the conduct of the Sale (e.g. FF&E, etc.) shall be returned by Agent to Merchant at the end of the Sale Term to the extent the same have not been consumed in the conduct of the Sale or sold (e.g., Supplies).  Agent shall be responsible for all Occupancy Expenses (irrespective of any per diem cap on Occupancy Expenses) for a Store for which Merchant is or becomes obligated resulting from Agent’s failure to vacate such Store in a timely manner.

6.3           Gross Rings.  In the event that the Sale commences at any Store subject to Inventory Taking prior to the completion of the Inventory Taking at such Store, then, for the period from the Sale Commencement Date for such Store until the Inventory Date for such Store, Agent and Merchant shall jointly keep (i) a strict count of gross register receipts less applicable Sales Taxes but excluding any prevailing discounts (“Gross Rings”), and (ii) cash reports of sales within such Store. Agent and Merchant shall keep a strict count of register receipts and reports to determine the actual Cost Value and Retail Price of the Merchandise sold by SKU.  All such records and reports shall be made available to Agent and Merchant during regular business hours upon reasonable notice.  Any Merchandise included in the Sale using the Gross Rings shall be included in Merchandise using the Gross Rings method and, as soon as determinable, Agent shall pay that portion of the Guaranteed Amount calculated on the Gross Rings basis, to account for shrinkage, on the basis of 103% of the aggregate Cost Value of the Merchandise (without taking into account any of Agent’s point of sale discounts or point of sale markdowns) sold during the Gross Rings period.

Section 7.               Sale Proceeds.

7.1           Proceeds.  For purposes of this Agreement, “Proceeds” shall mean the aggregate of (a) the total amount (in dollars) of all sales of Merchandise made under this Agreement, exclusive of Sales Taxes; and (b) all proceeds of Merchant’s insurance for loss or damage to Merchandise or loss of cash arising from events occurring during the Sale Term.  Proceeds shall also include any and all proceeds received by Agent from the disposition, in a commercially reasonable manner, of unsold Merchandise at the end of the Sale, whether through salvage, bulk sale or otherwise.

7.2           Deposit of Proceeds.

(a)           Prior to the issuance of the Store Final Inventory Report and payment of the undisputed Remaining Guaranteed Amount, all Proceeds of the Sale (including credit card proceeds) shall be collected by Agent and deposited on a daily basis into depository accounts designated by Merchant (subject to the liens of GECC and the Indenture Trustee to the extent of the Agent’s Payment Obligations (as defined in Section 16 hereof) for the Stores, which accounts shall be designated solely for the deposit of Proceeds of the Sale (including credit card proceeds), and the disbursement of amounts payable by Agent hereunder (the “Designated Deposit Accounts”).  The Designated Deposit Accounts shall be dedicated solely to the deposit of Proceeds and the disbursement of amounts payable hereunder, and Merchant (or GECC, as the case may be) shall exercise sole signatory authority and control with respect to the Designated Deposit Accounts subject in all respects to the first lien and security interests in, and control of, such Designated Deposit Accounts by GECC and the Lenders.  Upon request, Merchant shall deliver to Agent copies of all bank statements and other information relating to such accounts.  Merchant shall not be responsible for, and Agent shall pay as an Expense hereunder, all bank fees and charges, including wire transfer charges, related to the Designated Deposit Accounts, whether received during or after the Sale Term.  Proceeds in the Designated Deposit Accounts shall be transferred daily to a concentration account maintained under the control of GECC (the “Concentration Account”).  Amounts in the Concentration Account shall be subject to disbursement as set forth in Section 3.3.  All Augment Proceeds will be distributed to Agent upon receipt by the Merchant and the Lenders of the weekly reconciliation report provided in accordance with Section 8.7 below.

(b)           Following the later of (i) the issuance of the Store Final Inventory Report; or (ii) payment in full of the undisputed Remaining Guaranteed Amount, Agent may establish its own accounts, dedicated solely for the deposit of the Proceeds and the disbursement of amounts payable to Agent hereunder (the “Agency Accounts”) and Merchant shall promptly upon Agent’s request execute and deliver all necessary documents to open and maintain the Agency Accounts; provided, however, Agent may elect to continue to use Merchant’s Designated Deposit Accounts (as defined above) as the Agency Accounts.  The Agency Accounts shall be dedicated solely to the deposit of Proceeds and the disbursement of amounts payable hereunder, and Agent shall exercise sole signatory authority and control with respect to the Agency Accounts.  Upon request, Agent shall deliver to Merchant copies of all bank statements and other information relating to such accounts.  Merchant shall not be responsible for and Agent shall pay as an Expense hereunder, all bank fee and charges, including wire transfer charges, related to the Agency Accounts, whether received during or after the Sale Term.  Upon Agent’s designation of the Agency Accounts, all Proceeds of the Sale (including credit card proceeds) shall be deposited into the Agency Accounts.  To the extent that Agent uses the Merchant’s Designated Accounts as the Agency Accounts, Merchant shall pay by wire funds transfer, on a daily basis, to Agent all collected funds constituting Proceeds deposited in Merchant’s Designated Deposit Accounts (but not any other funds, including, without limitation, any proceeds of Merchant’s inventory sold prior to the Sale Commencement Date).

7.3           Credit Card Proceeds.  Agent shall have the right to use Merchant’s credit card facilities (including Merchant’s credit card terminals and processor(s), credit card processor coding, Merchant identification number(s) and existing bank accounts) for credit card Proceeds relating solely to the Sale.  In the event that Agent elects to use Merchant’s credit card facilities, Merchant shall process credit card transactions on behalf of Agent and for Agent’s account, applying customary practices and procedures.  To the extent available, Agent may accept Merchant’s proprietary card.  Without limiting the foregoing, Merchant shall cooperate with Agent to down-load data from all credit card terminals each day during the Sale Term and to effect settlement with Merchant’s credit card processor(s) and shall take such other actions necessary to process credit card transactions on behalf of Agent under Merchant’s identification number(s).  At Agent’s request following the Payment Date and the payment of all amounts then due to Merchant by Agent, Merchant shall cooperate with Agent to establish Merchant identification numbers under Agent’s name to enable Agent to process all such credit card Proceeds for Agent’s account.  Merchant shall not be responsible for and Agent shall pay as an Expense hereunder, all credit card fees, charges and chargebacks related to the Sale, whether received during or after the Sale Term.

7.4           Petty Cash.  In addition to the Guaranteed Amount, Agent shall purchase all cash in the Stores on and as of the start of business on the Sale Commencement Date and shall reimburse Merchant on a dollar for dollar basis therefor.  Agent also shall purchase, on a dollar for dollar basis, all cash located in Merchant’s bank accounts which are used by Agent hereunder, which shall be determined, and paid for, as of the Sale Commencement Date.

Section 8.               Conduct of the Sale.  From and after the entry of the Approval Order:

8.1           Rights of Agent.  Subject to the provisions of Section 2 hereof (except as may otherwise be provided for in the Approval Order, the Agent shall be permitted to conduct the Sale as a “going-out-of-business sale”, “store closing,” “sale on everything,” “everything must go,” or similar themed sale throughout the Sale Term.  The Agent shall conduct the Sale in the name of and on behalf of the Merchant in a commercially reasonable manner and in compliance with the terms of this Agreement and, except as modified by the Approval Order, all governing laws and applicable agreements to which Merchant is a party.  The Agent shall conduct the Sale in accordance with the sale guidelines attached hereto as Exhibit 8.1(a) (the “Sale Guidelines”) In addition to any other rights granted to Agent hereunder in conducting the Sale, but subject to any applicable agreements to which Merchant is a party except as modified by the Approval Order, as applicable, the Agent, in the exercise of its reasonable discretion, shall have the right:

(a)           to establish Sale prices and Store hours which are consistent with the terms of applicable leases and local laws or regulations, including without limitation Sunday closing laws; provided however, to the extent that Agent extends the hours of operation at one or more of the Stores beyond the hours historically operated by Merchant, which results in additional utilities and increased Occupancy Expenses in excess of the amounts set forth on Exhibit 4.1(s), Agent shall be obligated to reimburse Merchant the amounts, if any, of such additional costs and such additional costs shall constitute Expenses of the Sale.

(b)           except as otherwise expressly included as an Expense, to use without charge during the Sale Term all FF&E, Store-level customer lists, mailing lists and email lists for the Stores (provided, however, such access shall be provided solely through Merchant’s outside advertisement services, and the Agent shall not have direct access to any personally identifiable information contained therein), computer hardware and software, existing supplies located at the Stores, intangible assets (including Merchant’s name, logo and tax identification numbers), Store keys, case keys, security codes and safe and lock combinations required to gain access to and operate the Stores, and any other assets of Merchant located at the Stores (whether owned, leased, or licensed) consistent with applicable terms of leases or licenses (except as modified by the Approval Order);

(c)           so long as such access does not unreasonably disrupt the business operations of Merchant, to use (i) Merchant’s central office facilities, central administrative services and personnel to process payroll, perform MIS and provide other central office services necessary for the Sale to the extent that such services are normally provided by Merchant in house, at no additional cost to Agent (except where otherwise designated as an Expense pursuant to Section 4.1(t) hereof); provided, however, that, in the event that Agent expressly requests Merchant to provide services other than those normally provided to the Stores and relating to the sale of merchandise by Merchant, Agent shall be responsible for the actual incremental cost of such services as an Expense; and (ii) sufficient office space located at Merchant’s central office facility;

(d)           to establish and implement advertising, signage and promotion programs consistent with the “going out of business,” “store closing” or similar theme (including, without limitation, by means of media advertising, A-frame and similar interior and exterior signs and banners and use of sign walkers) in a manner consistent with the Sale Guidelines and the Approval Order;

(e)           to transfer Merchandise between and among the Stores; provided, however, the Agent shall not transfer Merchandise between Stores unless the Inventory Taking at the transferring Store has been completed;

(f)            to supplement the Merchandise at the Stores with Additional Agent Merchandise in accordance with Section 8.10 hereof; and

(g)           upon entry of the Approval Order ,Agent shall be authorized to conduct the Sale in accordance with the provisions of the Sale Guidelines and Approval Order.

8.2           Terms of Sales to Customers.

(a)            All sales of Merchandise will be “final sales” and “as is,” and all advertisements and sales receipts will reflect the same.  Agent shall not warrant the Merchandise in any manner, but will, to the extent legally permissible, pass on all manufacturers’ warranties to customers.  All sales will be made only for cash, nationally recognized bank credit cards and, in Agent’s discretion, personal checks, provided, however, if Agent determines to accept personal checks, Agent shall bear the risk of nonpayment or loss with respect thereto.  Agent shall not accept or honor any coupons issued by Merchant or Merchant’s competitors.  Agent shall post signs in reasonable locations in the Stores indicating that coupons shall not be honored.  Agent shall clearly mark all tickets and receipts for the Merchandise sold at the Stores during the Sale Term, so as to distinguish such Merchandise from the merchandise sold prior to the Sale Commencement Date.

(b)           Gift Certificates.  During the Sale Term, Agent shall accept Merchant’s gift certificates, gift cards and Merchandise credits issued by Merchant prior to the Sale Commencement Date.  Merchant shall reimburse Agent in cash for such amounts during the weekly sale reconciliation provided for in Section 8.7.

8.3           Sales Taxes.

(a)           During the Sale Term, all sales, excise, gross receipts and other taxes attributable to sales of Merchandise, as indicated on Merchant’s point of sale equipment (other than taxes on income) payable to any taxing authority having jurisdiction (collectively, “Sales Taxes”) shall be added to the sales price of Merchandise and Additional Agent Merchandise and collected by Agent, on Merchant’s behalf, at the time of sale.  All Sales Taxes shall be deposited into a

segregated account designated by Merchant and Agent solely for the deposit of such Sales Taxes (the “Sales Taxes Account”).   Merchant shall prepare and file all applicable reports and documents required by the applicable taxing authorities, and Merchant shall promptly pay all Sales Taxes from the Sales Taxes Account.  Merchant will be given access to the computation of gross receipts for verification of all such tax collections.  Provided that Agent performs its responsibilities in accordance with this Section 8.3, Merchant shall indemnify and hold harmless Agent from and against any and all costs, including, but not limited to, reasonable attorneys’ fees, assessments, fines or penalties which Agent sustains or incurs as a result or consequence of the failure by Merchant to promptly pay such taxes to the proper taxing authorities and/or the failure by Merchant to promptly file with such taxing authorities all reports and other documents required, by applicable law, to be filed with or delivered to such taxing authorities.  If Agent fails to perform its responsibilities in accordance with this Section 8.3, and provided Merchant complies with its obligations hereunder, Agent shall indemnify and hold harmless Merchant from and against any and all costs, including, but not limited to, reasonable attorneys’ fees, assessments, fines or penalties which Merchant sustains or incurs as a result or consequence of the failure by Agent to collect Sales Taxes and/or the failure by Agent to promptly deliver any and all reports and other documents required to enable Merchant to file any requisite returns with such taxing authorities.

(b)           Without limiting the generality of Section 8.3(a) hereof, it is hereby agreed that, as Agent is conducting the Sale solely as agent for Merchant, various payments that this Agreement contemplates that one party may make to the other party (including the payment by Agent of the Guaranteed Amount) do not represent the sale of tangible personal property and, accordingly, are not subject to Sales Taxes.

8.4           Supplies.  Agent shall have the right to use, without charge, all existing supplies located at the Stores, including, without limitation, boxes, bags, paper, twine and similar sales materials (collectively, “Supplies”).  In the event that additional Supplies are required in any of the Stores during the Sale, Merchant agrees to promptly provide the same to Agent, if available, for which Agent shall reimburse Merchant at Merchant’s cost therefor.  Merchant does not warrant that the existing Supplies as of the Sale Commencement Date are adequate for the purposes of the Sale.

8.5           Returns of Merchandise.  During the Sale Term, Agent shall accept returns of merchandise sold by Merchant prior to the Sale Commencement Date (“Returned Merchandise”), provided that such return is accompanied by the original Store register receipt and is otherwise in compliance with Merchant’s return and price adjustment policy in effect as of the date such item was purchased.  Subject to Merchant’s right to return such defective goods to Merchant’s vendors, if such Returned Merchandise is saleable as first-quality Merchandise, it shall be included in Merchandise and valued at the Cost Value (less the prevailing sale discount) applicable to such item as of the Sale Commencement Date.  In the event that Returned Merchandise constitutes Defective Merchandise (“Returned Defective Merchandise”), Merchant and Agent shall mutually agree upon the Cost Value for such item of Returned Defective Merchandise; provided, however, in the event that Merchant and Agent cannot mutually agree upon the Cost Value for such Returned Defective Merchandise, or such Returned Defective Merchandise constitutes Excluded Defective Merchandise, then such Returned Defective

Merchandise shall constitute Merchant Consignment Goods or Excluded Defective Merchandise and excluded from the Sale.  The aggregate Cost Value of the Merchandise shall be increased by the Cost Value of any Returned Merchandise included in Merchandise (determined in accordance with this Section 8.5), and the Guaranteed Amount shall be adjusted accordingly.  Merchant shall promptly reimburse Agent in cash for any refunds Agent is required to issue to customers in respect of any Returned Merchandise; provided, however, to the extent that the Guaranteed Amount has been paid in full, unless and until Merchant and Agent agree to a mutually acceptable escrow or reserve sufficient to insure that Merchant will have sufficient funds to reimburse Agent pursuant to this Section 8.5, Agent shall have no further obligations pursuant to this Section 8.5.   Returned Merchandise not included in Merchandise shall be disposed of by Agent in accordance with instructions received from Merchant or, in the absence of such instructions, returned to Merchant at the end of the Sale Term.  Any increases in the Guaranteed Amount in connection with returned Merchandise shall be accounted for on a weekly basis.  Except to the extent that Merchant and Agent agree that Merchant’s POS or other applicable systems can account for returns of Merchandise, all returns must be noted and described in a detailed log and shall identify the receipt number for the original receipt and the date the item was purchased (the “Returned Merchandise Log”), to be maintained by Agent in a form acceptable to Merchant.  Agent shall provide Merchant with a copy of any Returned Merchandise Log on a weekly basis during the Sale.  Agent shall not be entitled to any adjustment, credit or payment for Returned Merchandise which is not properly noted and described in the Returned Merchandise Log (or otherwise reflected in Merchant’s POS systems).

8.6.          [Intentionally Omitted]

8.7           Sale Reconciliation.  On each Wednesday during the Sale Term, commencing on the second Wednesday after the Sale Commencement Date, Agent and Merchant shall cooperate to reconcile Proceeds, Expenses of the Sale, receipts of Distribution Center Merchandise and/or On-Order Merchandise in the Stores and/or Additional Agent Merchandise, Augment Proceeds, Augment Recovery Amount, and such other Sale-related items as either party shall reasonably request, in each case for the prior week or partial week (i.e., Sunday through Saturday), all pursuant to procedures agreed upon by Merchant and Agent, with such information being set forth in a written Reconciliation Report and a copy thereof shall be provided to GECC.  Within thirty (30) days after the end of the Sale Term, Agent and Merchant shall complete a final reconciliation of the Sale, the written results of which shall be certified by representatives of each of Merchant and Agent as a final settlement of accounts between Merchant and Agent.

8.8           Force Majeure.  If any casualty, act of terrorism, or act of God prevents or substantially inhibits the conduct of business in the ordinary course at any Store, such Store and the Merchandise located at such Store shall, in Agent’s discretion, be eliminated from the Sale and considered to be deleted from this Agreement as of the date of such event, and Agent and Merchant shall have no further rights or obligations hereunder with respect thereto; provided, however, that (i) subject to the terms of Section 7.1 above, the proceeds of any insurance attributable to such Merchandise shall constitute Proceeds hereunder, and (ii) the Guaranteed Amount shall be reduced to account for any Merchandise eliminated from the Sale which is not the subject of insurance proceeds, and Merchant shall reimburse Agent for the amount the Guaranteed Amount is so reduced prior to the end of the Sale Term.

8.9           Merchant’s Right to Monitor.  Merchant shall have the right to monitor the Sale and activities attendant thereto and to be present in the Stores during the hours when the Stores are open for business; provided that Merchant’s presence does not unreasonably disrupt the conduct of the Sale.  Merchant shall also have a right of access to the Stores at any time in the event of an emergency situation and shall promptly notify Agent of such emergency.

8.10         Additional Merchandise.

(a)           Agent shall be entitled, at its expense, to include in the Sale at the Stores additional merchandise procured by Agent which is of like kind, and no lesser quality to the Merchandise located in the Stores (“Additional Agent Merchandise”).

(b)           At all times and for all purposes, the Additional Agent Merchandise and its proceeds shall be the exclusive property of Agent.  The transactions relating to the Additional Agent Merchandise are, and shall be construed as, a true consignment from Agent to Merchant.  The Additional Agent Merchandise shall be at all times subject to the control of Agent.

(c)           In order to distinguish the Additional Agent Merchandise from the Merchandise located in the Stores, Agent shall mark the Additional Agent Merchandise using either a “dummy” SKU or department number or in such other manner so as to distinguish the sale of Additional Agent Merchandise from the sale of Merchandise.  Additionally, Agent shall provide signage in the Stores notifying customers that the Additional Agent Merchandise has been included in the Sale.

Section 9.               Employee Matters.

9.1           Merchant’s Employees.  Agent may use Merchant’s employees in the conduct of the Sale to the extent Agent deems expedient, and Agent may select and schedule the number and type of Merchant’s employees required for the Sale.  Agent shall identify any such employees to be used in connection with the Sale (each such employee, a “Retained Employee”) prior to the Sale Commencement Date.  Notwithstanding the foregoing, Merchant’s employees shall at all times remain employees of Merchant.  Agent’s selection and scheduling of Merchant’s employees shall at all times comply with all applicable laws and regulations. Merchant and Agent agree that, except to the extent that wages and benefits of Retained Employees constitute Expenses hereunder, nothing contained in this Agreement and none of Agent’s actions taken in respect of the Sale shall be deemed to constitute an assumption by Agent of any of Merchant’s obligations relating to any of Merchant’s employees including, without limitation, Excluded Benefits, Worker Adjustment Retraining Notification Act (“WARN Act”) claims and other termination type claims and obligations, or any other amounts required to be paid by statute or law; nor shall Agent become liable under any employment agreement or be deemed a joint or successor employer with respect to such employees.  Agent shall comply in the conduct of the Sale with all of Merchant’s employee rules, regulations, guidelines and policies which have been provided to Agent in writing.  Merchant shall not, without the prior consent of Agent, raise the salary or wages or increase the benefits for, or pay any bonuses or other extraordinary payments to, any Store employees prior to the Sale Termination Date.  Merchant shall not transfer any Retained Employee during the Sale Term without Agent’s prior consent, which consent shall not be unreasonably withheld.

9.2           Termination of Employees.  Agent may in its discretion stop using any Retained Employee at any time during the Sale, subject to the conditions provided for herein.  In the event that Agent desires to cease using any Retained Employee, Agent shall notify Merchant at least seven (7) days prior thereto, so that Merchant may coordinate the termination of such employee; provided, however, that, in the event that Agent determines to cease using an employee “for cause” (which shall consist of dishonesty, fraud or breach of employee duties), the seven (7) day notice period shall not apply, provided further, however, that Agent shall immediately notify Merchant of the basis for such “cause” so that Merchant can arrange for termination of such employee.  From and after the date of this Agreement and until the Sale Termination Date, Merchant shall not transfer or dismiss employees of the Stores except “for cause” without Agent’s prior consent.  Notwithstanding the foregoing, Agent shall not have the right to terminate the actual employment of any employee, but rather may only cease using such employee in the Sale and paying any Expenses with respect to such employee.

9.3           Payroll Matters.  During the Sale Term, Merchant shall process the base payroll for all Retained Employees as well as payroll for any of Merchant’s former employees or temporary labor retained by Agent for the Sale.  Each Wednesday (or such other date as may be reasonably requested by Merchant to permit the funding of the payroll accounts before such payroll is due and payable) during the Sale Term, Merchant shall transfer, or, to the extent that the Payment Date has passed, Agent shall transfer, to Merchant’s payroll accounts an amount equal to the base payroll for Retained Employees plus related payroll taxes, workers’ compensation and benefits for such week which constitute Expenses hereunder.

9.4           Employee Retention Bonuses.  Agent may pay, as an Expense, retention bonuses (“Retention Bonuses”) (which bonuses shall be inclusive of payroll taxes, but as to which no benefits shall be payable), up to a maximum of ten percent (10%) of base payroll for all Retained Employees, to such Retained Employees who do not voluntarily leave employment and are not terminated “for cause,” as it may determine in its discretion.  The amount of such Retention Bonuses shall be in an amount to be determined by Agent, in its discretion, and shall be payable within thirty (30) days after the Sale Termination Date, and shall be processed through Merchant’s payroll system.  Agent shall provide Merchant with a copy of Agent’s Retention Bonus plan within five (5) business days after the Sale Commencement Date.

Section 10.             Conditions Precedent and Subsequent.  The willingness of Agent and Merchant to enter into the transactions contemplated under this Agreement are directly conditioned upon the satisfaction of the following conditions at the time or during the time periods indicated, unless specifically waived in writing by the applicable party:

(a)           All representations and warranties of Merchant and Agent hereunder shall be true and correct in all material respects and no Event of Default shall have occurred at and as of the date hereof and as of the Sale Commencement Date.

(b)           Merchant. shall have obtained the Approval Order on or before October 16, 2008.

(c)           Merchant shall have obtained the consent of GECC, as agent for the Lenders, the Indenture Trustee, and the Ad Hoc Note holder Committee to this Agreement.

Section 11.             Representations, Warranties and Covenants.

11.1         Merchant’s Representations, Warranties and Covenants.  Merchant hereby represents, warrants and covenants in favor of Agent as follows:

(a)           each entity comprising Merchant (i) is a corporation duly organized, validly existing and in good standing under the laws of the state or province of its formation (except as may be a result of the commencement and/or pendency of the Merchant’s Chapter 11 Cases; (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted; and (iii) is, and during the Sale Term will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification, including all jurisdictions in which the Stores are located, except, in each case, to the extent that the failure to be in good standing or so qualified could not reasonably be expected to have a material adverse effect on the ability of Merchant to execute and deliver this Agreement and perform fully its obligations hereunder.

(b)           Except as may be required in connection with the issuance of the Approval Order, as applicable, and subject to the consent of the Lenders, the Indenture Trustee, and the Ad Hoc Note holder Committee (subject to the rights and limitations set forth in the Intercreditor Agreement and the DIP Orders ): (i) the Merchant has the right, power and authority to execute and deliver this Agreement and each other document and agreement contemplated hereby (collectively, together with this Agreement, the “Agency Documents”) and to perform fully its obligations thereunder; (ii) Merchant has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents, and no further consent or approval is required for Merchant to enter into and deliver the Agency Documents, to perform its obligations thereunder and to consummate the Sale, except for any such consent the failure of which to be obtained could not reasonably be expected to have a material adverse effect on the ability of Merchant to execute and deliver this Agreement and perform fully its obligations hereunder; and (iii) each of the Agency Documents has been duly executed and delivered by Merchant and constitutes the legal, valid and binding obligation of Merchant enforceable in accordance with its terms.

(c)           Merchant owns, and will own at all times during the Sale Term, good and marketable title to all of the Merchandise to be included in the Sale, free and clear of all liens, claims and encumbrances of any nature, other than the liens listed on Exhibit 11.1(c) and any applicable statutory liens; provided however, it is understood that with respect to On-Order Merchandise, Merchant shall not have title to such goods until such time as title passes and provided for under the respective vendor agreements and purchaser order.  Merchant shall not create, incur, assume or suffer to exist any security interest, lien or other charge or encumbrance upon or with respect to any of the Merchandise or the Proceeds other than as provided for herein (including those listed on Exhibit 11.1(c)).  Any Approval Order shall provide that all such liens shall be transferred to and attach only to the Guaranteed Amount or other amounts payable to Merchant hereunder.

(d)           Merchant has maintained its pricing files in the ordinary course of business, and prices charged to the public for goods are the same in all material respects as set forth in such pricing files for the periods indicated therein (without consideration of any point of sale markdowns, except with respect to Aged Merchandise, where the point of sale markdown is reflected in the price files, and all pricing files and records are true and accurate in all material respects as to the actual cost to Merchant for purchasing the goods referred to therein and as to the selling price to the public for such goods (without consideration of any point of sale markdowns, other than with respect to Aged Merchandise) as of the dates and for the periods indicated therein.  Merchant represents that (i) the ticketed prices of all items of Merchandise do not and shall not include any Sales Taxes and (ii) all registers located at the Stores are programmed to correctly compute all Sales Taxes required to be paid by the customer under applicable law, as such calculations have been identified to Merchant by its retained service provider.

(e)           Except with respect to Merchant’s termination of point of sale events prior to the Sale Commencement Date in the manner previously disclosed to Agent, Merchant has not marked up or raised, and shall not up to the Sale Commencement Date mark up or raise, the price of any items of Merchandise, or removed or altered any tickets or any indicia of clearance merchandise, except in the ordinary course of business and except for the effects of the termination of promotional events.

(f)            Through the Sale Commencement Date, Merchant shall ticket or mark all items of inventory received at the Stores prior to the Sale Commencement in a manner consistent with similar Merchandise located at the Stores and in accordance with Merchant’s ordinary course past practices and policies relative to pricing and marking inventory.  To the extent Merchandise is not pre-ticketed prior to its receipt in the Distribution Centers, Agent shall be responsible for ticketing Distribution Center Merchandise and/or On-Order Merchandise as same is received in the Stores after the Sale Commencement Date.

(g)           Since September 1, 2008 Merchant has not, and through the Sale Commencement Date Merchant shall not purchase for or transfer to or from the Stores any merchandise or goods outside the ordinary course, except for the transfer of Distribution Center Merchandise to the Stores prior to the Sale Commencement Date in a manner consistent with Merchant’s disclosures.  Since September 1, 2008 Merchant has continued and will continue to replenish goods in the Stores in a manner and at levels consistent with Merchant’s replenishment of on-going stores, it being understood and agreed that such replenishment has not and will not be consistent with historic and customary levels or practices, as a result of, among other things, Merchant’s Chapter 11 filing and/or delays in procuring shipments from its vendors.  From and after the date hereof, Merchant shall discontinue issuing new orders for replenishment for the Stores; provided however, On-Order Merchandise earmarked for the Stores prior to the date hereof, to the extent received, may continue to flow through to the Stores, with some arriving after the Sale Commencement Date, but in any event prior to the DC Receipt Deadline.  Merchant reserves the right to cancel any orders for On-Order Merchandise after the Sale Commencement Date and to exclude from the Sale any On-Order Merchandise received in the Distribution Centers after the Sale Commencement Date, provided that, such election is made by the On-Order Election Deadline.

(h)           To the best of Merchant’s knowledge, all Merchandise is in compliance with all applicable federal, state or local product safety laws, rules and standards.  Merchant shall provide Agent with its historic policies and practices, if any, regarding product recalls prior to the Sale Commencement Date.

(i)            Subject to the provisions of the Approval Order, throughout the Sale Term, the Agent shall have the right to the unencumbered use and occupancy of, and peaceful and quiet possession of, each of the Stores, the assets currently located at the Stores and the utilities and other services provided at the Stores.  Merchant shall, throughout the Sale Term, maintain in good working order, condition and repair all cash registers, heating systems, air conditioning systems, elevators, escalators and all other mechanical devices necessary for the conduct of the Sale at the Stores.  Except any amounts owing as a result of the commencement of any Chapter 11 Case or CCAA case, and absent a bona fide dispute, throughout the Sale Term Merchant shall remain current on all expenses and payables necessary for the conduct of the Sale (other than those relating to any period prior to the commencement of any Chapter 11 Case or CCAA case), subject to any restrictions that may be imposed under the Bankruptcy Code.

(j)            Except any amounts owing as a result of the commencement of any Chapter 11 Case or CCAA cases, Merchant had paid, and will continue to pay throughout the Sale Term, all self-insured or Merchant funded employee benefit programs for Store employees, including health and medical benefits and insurance and all proper claims made or to be made in accordance with such programs (other than those relating to any period prior to the commencement of any Chapter 11 Case or CCAA case).

(k)           Since September 1, 2008, Merchant has not intentionally taken, and shall not throughout the Sale Term intentionally take, any actions with the intent of increasing the Expenses of Sale, including, without limitation, increasing salaries or other amounts payable to employees, except (i) there may have been instances that, in an effort to encourage one or more employees to remain in Merchant’s employ, Merchant increased the salaries of such employees (such action not being with any intent to increase any Expense of the Sale or in anticipation thereof); and (ii) to the extent an employee was due an annual raise.

(l)            Except as may be impacted by the filing for Chapter 11 protection or otherwise restricted by the Chapter 11 filing, Merchant covenants to continue to operate the Stores in all material respects in the ordinary course of business from the date of this Agreement to the Sale Commencement Date by: (i) selling inventory during such period at customary prices consistent with the ordinary course of business; (ii) not promoting or advertising any sales or in-store promotions (including POS promotions) to the public (except for Merchant’s pending advertisements as of the date of this Agreement and/or Merchant’s promotions for the period through the Sale Commencement Date, as reflected on Exhibit 11.1(l)); (iii) except as may occur in the ordinary course of business, not returning inventory to vendors and not transferring inventory or supplies between or among Stores; and (iv) except as may occur in the ordinary course of business, not making any management personnel moves or changes at the Stores without prior written notice to and consultation with (but not approval of) Agent.

(m)          The aggregate Cost Value of the Merchandise as a percentage of the aggregate Retail Price of the Merchandise (as determined in accordance with the Inventory Taking) (the “Cost Factor”) shall not be greater than 47% (the “Cost Factor Threshold”) and to the extent that the actual Cost Factor for the Merchandise is greater than the Cost Factor, then the Guaranty Percentage shall adjust (in addition to any adjustment applicable pursuant to section 3.1(e) hereof) in accordance with Exhibit 11.1(m).  For the purposes of this Agreement,  “Retail Price” means the current retail or aged price, as applicable, for each item of Merchandise, as reflected in the Merchant’s Output SKU Master File, dated as of September 29, 2008.  For the purposes of this Agreement, “Excluded Price Adjustments” means the following discounts or price adjustments offered by the Merchant: (i) point of sale discounts or similar adjustments regardless of duration other than with respect to (A) Aged Merchandise, for which the current selling price is reflective of point of sale discounts, as reflected on the Output SKU Master File, dated as of September 29, 2008; (ii) employee discounts; (iii) member or customer appreciation points or coupons; (iv) multi-unit purchase discounts; (v) adjustments for damaged, defective or “as-is” items; (vi) coupons (Merchant’s or competitors’), catalog, website, or circular prices, or “buy one get one” type discounts; (vii) customer savings pass discounts or “bounce back” coupons, or discounts for future purchases based on dollar value of past purchases; (viii) obvious ticketing or marking errors; (x) instant (in-store) or mail in rebates; or (ix) similar customer specific, temporary, or employee non-product specific discounts or pricing accommodations.  If an item of Merchandise has more than one ticketed price, or if multiple items of the same SKU are ticketed at different prices, or have a different PLU price, and such pricing does not otherwise qualify as an Excluded Price Adjustment, the lowest ticketed, marked or PLU price on any such item shall prevail for such item or for all such items within the same SKU, as the case may be, that are located within the same location (as the case may be, the “Lowest Location Price”), unless it is reasonably determined by Merchant and Agent that the applicable Lowest Location Price was mismarked or such item was priced because it was damaged or marked as “as is,” in which case the higher price shall control; provided, however, in determining the Lowest Location Price with respect to any item of Merchandise at a Store, the Lowest Location Price shall be determined based upon the lowest ticketed, marked or PLU price for such item on a per Store basis.  No adjustment to Retail Price shall be made with respect to different ticketed price, marked price, or PLU prices for items located in different Stores.  For purposes of this Agreement, the Cost Factor shall be calculated by dividing the aggregate Cost Value of the Merchandise by the aggregate Retail Price (as defined herein) of the Merchandise. .

(n)           All documents, information and supplements provided by Merchant to Agent in connection with Agent’s due diligence and the negotiation of this Agreement were true and accurate in all material respects at the time provided.

(o)           To the best of Merchant’s knowledge, Merchant has not since September 1, 2008 shipped any Excluded Defective Merchandise from the Distribution Centers to the Stores.

Merchant will not ship any Excluded Defective Merchandise from the date of this Agreement from the Distribution Centers to the Stores.

(p)           Merchant has not transferred any employees to or from any Store within the past 45 days, except as detailed on Exhibit 11.1(p).

(q)           Merchant will not, prior to the Sale Termination Date, offer any promotions or discounts at its retail store locations that are not closing, except as detailed on Exhibit 11.1(q) and other than in connection with further store closing sales approved by the Bankruptcy Court.

(r)            The time to assume or reject the leases associated with the Stores under section 365(d)(4) of the Bankruptcy Code has been extended, with the consent of each landlord for each Store, to a time period after the Sale Termination Date.

11.2           Agent’s Representations, Warranties and Covenants.  Each entity comprising Agent hereby represents, warrants and covenants in favor of Merchant as follows:

(a)           Each entity comprising Agent: (i) is a limited partnership, corporation or limited liability company (as the case may be) duly and validly existing and in good standing under the laws of the State of its organization; and (ii) has all requisite power and authority to carry on its business as presently conducted and to consummate the transactions contemplated hereby.

(b)           Agent has the right, power and authority to execute and deliver each of the Agency Documents to which it is a party and to perform fully its obligations thereunder.  Agent has taken all necessary actions required to authorize the execution, delivery and performance of the Agency Documents, and no further consent or approval is required on the part of Agent for Agent to enter into and deliver the Agency Documents, to perform its obligations thereunder and to consummate the Sale.  Each of the Agency Documents has been duly executed and delivered by the Agent and constitutes the legal, valid and binding obligation of Agent enforceable in accordance with its terms.  No court order or decree of any federal, state or local governmental authority or regulatory body is in effect that would prevent or impair, or is required for, Agent’s consummation of the transactions contemplated by this Agreement (other than the Approval Order), and no consent of any third party which has not been obtained is required therefor, other than as provided herein.  No contract or other agreement to which Agent is a party or by which Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

(c)           No action, arbitration, suit, notice or legal administrative or other proceeding before any court or governmental body has been instituted by or against Agent, or has been settled or resolved or, to Agent’s knowledge, has been threatened against or affects Agent, which questions the validity of this Agreement or any action taken or to be taken by Agent in connection with this Agreement or which, if adversely determined, would have a material adverse effect upon Agent’s ability to perform its obligations under this Agreement.

(d)           The Sale shall be conducted in compliance with all applicable state and local laws, rules and regulations and Merchant’s leases and other agreements, except as provided for in the Sale Guidelines and Approval Order.

Section 12.             Insurance.

12.1         Merchant’s Liability Insurance.  Merchant shall continue until the Sale Termination Date, in such amounts as it currently has in effect, all of its liability insurance policies, including, but not limited to, products liability, comprehensive public liability, auto liability and umbrella liability insurance, covering injuries to persons and property in, or in connection with, Merchant’s operation of the Stores and shall endeavor to cause Agent to be named as an additional named insured (as its interest may appear) with respect to all such policies.  Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming Agent as an additional named insured, in form reasonably satisfactory to Agent.  All such policies shall require at least thirty (30) days’ prior notice to Agent of cancellation, non-renewal or material change during the Sale Term.  In the event of a claim under any such policies, Merchant shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, unless it is determined that liability arose by reason of the wrongful acts or omissions or negligence of Agent, or Agent’s employees, independent contractors or agents (including Merchant’s employees being supervised by Agent).

12.2         Merchant’s Casualty Insurance.  Merchant will provide throughout the Sale Term, at Agent’s cost as an Occupancy Expense hereunder, fire, flood, theft and extended coverage casualty insurance covering the Merchandise in a total amount equal to no less than the retail value thereof.  From and after the date of this Agreement until the Sale Termination Date, all such policies will also name Agent as loss payee (as its interest may appear).  In the event of a loss to the Merchandise on or after the date of this Agreement, the Proceeds of such insurance attributable to the Merchandise, plus any self insurance amounts and the amount of any deductible or self-insured retention (which amounts shall be paid by Agent as an Expense), shall constitute Proceeds hereunder.  Merchant shall deliver to Agent certificates evidencing such insurance, setting forth the duration thereof and naming the Agent as loss payee (as its interest may appear), in form and substance reasonably satisfactory to Agent.  All such policies shall require at least thirty (30) days’ prior notice to the Agent of cancellation, non-renewal or material change during the Sale Term.  Merchant shall not make any change in the amount of any deductibles or self insurance amounts prior to the Sale Termination Date without Agent’s prior written consent.

12.3         Agent’s Insurance.  Agent shall maintain as an Expense hereunder throughout the Sale Term, in such amounts as it currently has in effect, comprehensive public liability insurance policies covering injuries to persons and property in or in connection with Agent’s agency at the Stores, and shall cause Merchant to be named as additional insureds and loss payees with respect to such policies.  Agent shall deliver to Merchant certificates evidencing such insurance policies setting forth the duration thereof and naming Merchant as additional insureds, in form and substance reasonably satisfactory to Merchant.  In the event of a claim under any such policies, Agent shall be responsible for the payment of all deductibles, retentions or self-insured amounts thereunder, unless it is determined that liability arose by reason of the wrongful acts or omissions or negligence of Merchant or Merchant’s independent contractors or agents, other than Agent or Agent’s employees, agents or independent contractors (including Merchant’s employees under Agent’s supervision).

12.4         Worker’s Compensation Insurance.  Merchant shall at all times during the Sale Term maintain in full force and effect workers’ compensation insurance (including employer liability insurance) covering all Retained Employees in compliance with all statutory requirements.

Section 13.     Indemnification

13.1         Merchant Indemnification. Merchant shall indemnify and hold Agent and its officers, directors, employees, agents and independent contractors (collectively, “Agent Indemnified Parties”) harmless from and against all claims,  demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from, or related to: (i)  Merchant’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document; (ii) subject to Agent’s satisfaction of its obligations pursuant to Section 4.1(a) and (b) hereof, any failure of Merchant to pay to its employees any wages, salaries or benefits due to such employees during the Sale Term; (iii) subject to Agent’s compliance with its obligations under Section 8.3 hereof, any failure by Merchant to pay any Sales Taxes to the proper taxing authorities or to properly file with any taxing authorities any reports or documents required by applicable law to be filed in respect thereof; (iv) any liability or other claims asserted by customers, any of Merchant’s employees, or any other person against any Agent Indemnified Party (including, without limitation, claims by employees arising under collective bargaining agreements, worker’s compensation or under the WARN Act); or (v) the gross negligence (including omissions) or willful misconduct of Merchant, or its officers, directors, employees agents or representatives.

13.2         Agent Indemnification.  Agent shall indemnify and hold Merchant and its officers, directors, employees, agents and representatives harmless from and against all claims, demands, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from, or related to: (i) Agent’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document; (ii) any claims by any party engaged by Agent as an employee or independent contractor arising out of such employment; and (iii) the gross negligence (including omissions) or willful misconduct of Agent, its officers, directors, employees, agents or representatives.

Section 14.             Defaults.  The following shall constitute “Events of Default” hereunder:

(a)           The Merchant or Agent shall fail to perform any material obligation hereunder if such failure remains uncured ten (10) days after receipt of written notice thereof; or

(b)           Any representation or warranty made by Merchant or Agent proves untrue in any material respect as of the date made and, to the extent curable, continues uncured ten (10) days after written notice to the defaulting party.

(c)           The Sale is terminated or materially interrupted or impaired for any reason other than (i) an Event of Default by Agent; or (ii) any other material breach or action by Agent not authorized under the Agency Agreement; provided however, it is expressly understood that Merchant’s conduct of “store closing”, “going out of business” or similar themed sales pursuant to other prior orders of the Bankruptcy Court (the “Other Store Closings”) during a period that overlaps with the Sale Term shall not be deemed an Event of Default, or a material interruption of impairment of the Sale or this Agreement and Agent acknowledges that it has no remedies under this Agreement in connection with, or a result of, such Other Store Closings.

Any party’s damages or entitlement to equitable relief on account of an Event of Default shall be determined by the Bankruptcy Court.

Section 15.             Miscellaneous.

15.1         Notices.  All notices and communications provided for pursuant to this Agreement shall be in writing and sent by email, by hand, by facsimile or by Federal Express or other recognized overnight delivery service, as follows (with Merchant and Agent to receive all notices regardless of their origin):

If to the Agent:	GORDON BROTHERS RETAIL
PARTNERS, LLC
101 Huntington Avenue, 10th Floor
Boston, MA 02199
Attention: Michael Chartock
Tel: 617-210-7116
Fax: 617-531-7906
Email: mchartock@gordonbrothers.com

HILCO MERCHANT RESOURCES, LLC
5 Revere Drive, Suite 206
Northbrook, IL 60062
Attn: Joseph Malfitano
Tel: 847-504-3257
Fax: 847-897-0868
Email: jmalfitano@hilcotrading.com

SB CAPITAL GROUP, LLC
1010 Northern Blvd, Suite 340
Great Neck, NY 11021
	Attn:	Robert Raskin
	Tel:	(516) 829-2400
	Fax:	(516) 829-2404
Email: rraskin@sbcapitalgroup.com

TIGER CAPITAL GROUP, LLC
84 State Street, Suite 420
Boston, MA 02109
	Attn:	Steve Goldberger
Dan Kane
	Tel:	(617) 523-7002
	Fax:	(617) 523-3007
	Email:	sgoldberger@tigercapitalgroup.com
dkane@tigercapitalgroup.com

HUDSON CAPITAL PARTNERS, LLC
One Gateway Plaza
Newton Ma 02458
Attn.: James Schaye and AR Williams
	Tel:	617-630-1030
	Email:	JSCHAYE@hudsoncpl.com

GREAT AMERICAN GROUP, LLC
Nine Parkway North, Suite 300
Deerfield, IL 60015
Attn.: Mark P. Naughton
	Tel:	(847) 444-1400
	Fax:	(847) 444-1401
	Email:	mnaughton@greatamerican.com

With a copy to:	PEPPER HAMILTON, LLP
Hercules Plaza
1313 North Market Street
Suite 5100
Wilmington, DE 19801
	Attn:	David Fournier
	Tel:	(302) 777-6565
	Fax:	(302) 656-8865
	Email:	fournierd@pepperlaw.com

If to the Merchant:	LINENS HOLDING CO.
6 Brighton Road
Clifton, NJ 07012
	Attn:	Michael Gries
Dave Coder
Scott Hurd
	Fax:	(973) 836-0309
	Email:	mgries@cdgco.com
dcoder@lnt.com
shurd@lnt.com

With a copy to:	ASSET DISPOSITION ADVISORS, LLC
499 Park Avenue
New York, NY 10022
	Attn:	Paul Traub
Steven Fox
	Tel:	(212) 573-9084
	Fax:	(212) 652-3863

RICHARDS, LAYTON, & FINGER, P.A.
920 N. King Street
Wilmington, DE 19801
	Attn:	Mark D. Collins
Michael J. Merchant
	Tel:	(302) 651-7700
	Fax:	(302) 651-7701
	Email:	Collins@rlf.com
Merchant@rlf.com

GARDERE WYNNE SEWELL LLP
1601 Elm Street, Suite 3000
Dallas, TX 75201
	Attn:	Stephen A. McCartin, Esq.
Randy Ray, Esq.
	Fax:	(214) 999-3544
	Email:	smccartin@gardere.com
rray@gardere.com

MORGAN, LEWIS & BOCKIUS LLP
101 Park Avenue
New York, NY 10178
	Attn:	Neil E. Herman, Esq.
	Fax:	(212) 309-6001
	Email:	nherman@morganlewis.com

If to Lenders:	GENERAL ELECTRIC CAPITAL
CORPORATION
401 Merritt 7
125 Summer Street, 12th Floor
Boston, MA 02110
Attention: Mark Forti
	Tel:	(617) 378-4779
	Fax:	(617) 261-1206

With a copy to:	BINGHAM MCCUTCHEN LLP
150 Federal Street
Boston, MA 02110
Attention: Robert A. J. Barry, Esq.
Tel: (617) 951-8624
	Email:	raj.barry@bingham.com

If to Indenture Trustee:	ROPES & GRAY LLP
1211 Avenue of the Americas
New York, NY 10036-8704
	Attn:	Mark I. Bane, Esq.
Anne H. Pak, Esq.
	Tel:	(212) 596-9000
	Fax:	(212) 596-9090
	Email:	mark.bane@ropesgray.com
anne.pak@ropesgray.com

If to Ad Hoc Noteholders
Committee:	KASOWITZ, BENSON, TORRES
& FRIEDMAN LLP
1633 Broadway
New York, NY 10019
	Attn:	David M. Friedman, Esq.
Adam L. Shiff, Esq.
	Tel:	(212) 506-1700
	Fax:	(212) 506-1800
	Email:	dfriedman@kasowitz.com
ashiff@kasowitz.com

If to the Official Committee
of Unsecured Creditors:	OTTERBOURG, STEINDLER, HOUSTON
& ROSEN, P.C.
230 Park Avenue
New York, NY 10169-0075
	Attn:	Glenn B. Rice, Esq.
	Tel:	(212) 661-9829
	Fax:	(212) 982-6104
	Email:	grice@oshr.com

15.2         Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Delaware without regard to conflicts of laws principles thereof, except where governed by the Bankruptcy Code in the event of the commencement of the Chapter 11 Cases.

15.3         Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes and cancels all prior agreements, including, but not limited to, all proposals, letters of intent or representations, written or oral, with respect thereto.

15.4         Amendments.  This Agreement may not be modified except in a written instrument executed by each of the parties hereto (including the GECC); provided however, Merchant shall consult with the Indenture Trustee, the Ad Hoc Note holder Committee and the Official Committee prior to execution of any amendment of this Agreement and shall afford such parties with a reasonable opportunity (as determined by the circumstances associated with the amendment) to object to the amendment and seek an order of the Bankruptcy Court preventing such amendment.

15.5         No Waiver.  No consent or waiver by any party, express or implied, to or of any breach or default by the other in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party.  Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

15.6         Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon Agent and Merchant and their respective successors and assigns; provided, however, that this Agreement may not be assigned by Merchant or Agent to any party without the prior written consent of the other.  Great American Group LLC may assign its rights, but not any of its obligations, under this Agreement to any of its affiliates.  GECC and the Lenders are intended third-party beneficiaries of this Agreement.

15.7         Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one agreement.  This Agreement may be executed by facsimile, and such facsimile signature shall be treated as an original signature hereunder.

15.8         Section Headings.  The headings of sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

15.9         FF&E.   With respect to the FF&E owned by Merchant (the “Owned FF&E”) and located at the Stores and Distribution Centers, Agent shall sell the Owned FF&E in any such Stores, and at Merchant’s sole option, exercisable by Merchant in writing within thirty (30)  days after the Sale Commencement Date, at the Distribution Centers, on a Distribution Center by Distribution Center basis (the “Designated Distribution Center(s)”). Agent be entitled to receive a commission equal to twenty percent (20%) of the net proceeds from the sale of such Owned

FF&E in the Stores and the designated Distribution Center(s), if any, (net of sales taxes and the expenses of disposing of the FF&E); provided however Merchant shall be responsible for payment of expenses incurred in connection with the disposition of the Owned FF&E in accordance with a budget to be mutually agreed upon between Merchant and Agent; provided further however, Merchant may elect to receive, in lieu of proceeds net of expenses and Agent’s commission, a lump sum payment, on a per Store basis, and/or a per designated Distribution Center basis, in an amount to be agreed upon between Merchant, in consultation with Lenders, the Indenture Trustee and the Ad Hoc Noteholders Committee (in accordance with their respective rights under the Intercreditor Agreement and the DIP Orders), and Agent, in which case all costs and expenses associated with the disposition thereof shall be borne by Agent.   In either event, as of the Sale Termination Date, Agent may abandon, in place, any unsold Owned FF&E, at the Stores and the Designated Distribution Centers, if any.  In the event that Merchant elects to have someone other than the Agent dispose of the Owned FF&E at one or more of the Distribution Centers, it is understood that such third party’s efforts shall not interfere with or delay the transfers of Distribution Center Merchandise and/or On-Order Merchandise to the Stores.  All net proceeds from the disposition of the Owned FF&E at the Stores and/or Designated Distribution Center, net of sales taxes, Agent’s commission, and the expenses associated with the disposition of such Owned FF&E (collectively, the “Net FF&E Proceeds”), shall be deposited in a segregated account designated solely for the deposit of the Net FF&E Proceeds.

15.10       Reporting.  If requested, Agent shall furnish Merchant with weekly reports reflecting the progress of the Sale, which shall specify the Proceeds received to date and shall furnish Merchant with such other information regarding the Sale as Merchant reasonably requests.  The Agent will maintain and provide to Merchant sales records to permit calculation of and compliance with any percentage of rent obligations under Store leases.  During the course of the Sale, Merchant shall have the right to have representatives continually act as observers of the Sale in the Stores, so long as they do not interfere with the conduct of the Sale.

15.11       Agent.  All references to “Agent” hereunder shall mean each of Gordon Brothers Retail Partners, LLC, Great American Group, LLC, Hilco Merchant Resources, LLC, Hudson Capital Partners, LLC, SB Capital Group, LLC, and Tiger Capital Group, LLC jointly and severally.

Section 16.             Security Interest.  Upon issuance of the Letter of Credit and payment of the Initial Guaranty Payment, and effective as of date of Merchant’s and Lenders’ receipt of the Initial Guaranty Payment and the Letter of Credit, and subject to the provisions of this Section 16, Merchant hereby grants to Agent pursuant to Bankruptcy Code § 364(d) a valid and perfected first priority security interest (subject to the subordination provisions set forth below in this Section 16) in and lien upon (i) the Merchandise; (ii) the Proceeds; and (iii) to the extent that Merchant and Agent agree upon a lump sum payment for the Owned FF&E in the Stores and/or the Designated Distribution Center(s), if any, pursuant to Section 15.9 hereof), in the Owned FF&E in the Stores and/or the Designated Distribution Center(s); provided, however, that the security interest granted to Agent hereunder shall remain junior and subordinate in all respects to (a) Merchant’s rights to receive payment of the Guaranteed Amount, Expenses and the Merchant’s Recovery Amount, all in full (collectively, the “Agent’s Payment Obligations”), (b)

the liens, security interests and claims of the GECC and the Lenders, to the extent of the unpaid portion of Agent’s Payment Obligations, and (c) the security interests of the Indenture Trustee and the Noteholders, to the extent of the unpaid portion of Agent’s Payment Obligations.  In addition, notwithstanding anything to the contrary contained herein, the security interest, liens and claims of GECC and Lenders shall be senior and superior in all respects to the claims, liens and security interest granted to Agent hereunder to the extent of any and all credit extensions made by, and other use of cash Proceeds by the Merchant, and other obligations incurred by (or otherwise owing to), GECC and the Lenders under DIP Credit Agreement up to the amount of the Remaining Guaranteed Amount set forth on the Guaranteed Amount Certificate most recently delivered to GECC prior to the time such credit extensions are made, such Proceeds are used, or other obligations incurred, in each case, as such Remaining Guaranteed Amount set forth in any Guaranteed Amount Certificate delivered to GECC under this Agency Agreement may be adjusted in accordance with Sections 3.1(a), 3.1(e), 6.1(b), 8.8, and 11.1(m) hereof (provided that Agent and Merchant shall immediately notify GECC of any such adjustment in the Remaining Guaranteed Amount and the Agent and the Merchant provide an updated Guaranteed Amount Certificate to GECC reflecting the amount of such adjustment).  Upon entry of the Approval Order and payment of the Initial Guaranty Payment pursuant to Section 3.3 hereof, and the issuance of the Letter of Credit, the security interest granted to Agent hereunder shall be deemed properly perfected without the need for further filings or documentation (but such security interests shall have the priority afforded thereto (and shall be subordinated as set forth) in the two (2) immediately preceding sentences).

Section 17.             Concerning the Joint and Several Liability of the Agents. Each of the entities that comprise the Agent (for the purposes of this Section 17, each a “Liquidator”) hereby irrevocably and unconditionally agrees that it is jointly and severally liable for all of the liabilities, obligations, covenants and agreements of the Agent hereunder, whether now or hereafter existing or due or to become due. The obligations of each Liquidator hereunder that may be enforced by the Merchant, GECC, the Lenders, the Indenture Trustee and/or the Noteholders against any such Liquidator or all such Liquidators in any manner or order selected by the Merchant, GECC, the Lenders, the Indenture Trustee and the Noteholders in their sole discretion (but subject to the Intercreditor Agreement). Each Liquidator hereby irrevocably waives, for the benefit of GECC, the Lenders, the Indenture Trustee, the Noteholders and the Merchant, any defense to payment based on (i) any rights of subrogation, (ii) any rights of contribution, indemnity or reimbursement, and (iii) all suretyship defenses generally, in each case, that it may acquire or that may arise against any of GECC, the Lenders, the Indenture Trustee, the Noteholders, and/or the Merchant due to any payment or performance made under this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Agent and Merchant hereby execute this Agreement by their duly authorized representatives as a sealed instrument as of the day and year first written above.

LINENS HOLDING CO.,
On Behalf of Itself and its Affiliated Debtors
and Debtors-in-Possession

By:	/s/ F. DAVID CODER
Name: F. David Coder
Its: President & Chief Operating Officer

LINENS ‘N THINGS INVESTMENT
CANADA I COMPANY

By:	/s/ SCOTT M. HURD
Name: Scott M. Hurd
Title: Chief Financial Officer

GORDON BROTHERS RETAIL
PARTNERS, LLC

By:	/s/ GARY KULP
Name: Gary Kulp
Title: Co-President

GREAT AMERICAN GROUP, LLC

By:	/s/ MARK P. NAUGHTON
Name: Mark P. Naughton
Title: Senior Vice President/General Counsel

HILCO MERCHANT RESOURCES, LLC

By:	/s/ JOSEPH MALFITANO
Name: Joseph Malfitano
Title: Vice President, Assistant General Counsel,
Member

HUDSON CAPITAL PARTNERS, LLC

By:	/s/ JAMES L. SCHAYE
Name: James L. Schaye
Title: President and Chief Executive Officer

SB CAPITAL GROUP, LLC

By:	/s/ DATHARD V. STEELE
Name: Dathard V. Steele
Title: Chief Financial Officer

TIGER CAPITAL GROUP, LLC

/s/	DANIEL M. KANE
By: Daniel M. Kane
Name:
Its: Manager

CONSENTED AND AGREED TO
AS IT RELATES TO SECTIONS 3.3, 3.4, 15.9 AND 16 HEREOF, BY:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name
Title

CONSENTED AND AGREED TO
AS IT RELATES TO SECTIONS 3.3, 3.4, 15.9 AND 16 HEREOF, BY:

AD HOC COMMITTE

By:
Name
Title

CONSENTED AND AGREED TO
AS IT RELATES TO SECTIONS 3.3, 3.4, 15.9 AND 16 HEREOF, BY:

THE BANK OF NEW YORK
AS INDENTURE TRUSTEE

By:
Name
Title

LIST OF OMITTED EXHIBITS

The exhibits to the foregoing Agency Agreement listed below have been omitted.  Except to the extent separately filed as an exhibit with the Securities and Exchange Commission, as noted below, the registrants agree supplementally to furnish any omitted exhibit to the Securities and Exchange Commission upon request.

Document	Description

Exhibit 1A	List of Closing Stores
Exhibit 1B	DC List
Exhibit 3.1(e)	Inventory Level Remedy Schedule
Exhibit 3.4	Form of Agent Letter of Credit
Exhibit 4.1(s)	Per Store Per Diem Occupancy Expenses
Exhibit 5.1	Inventory Taking Procedures
Exhibit 5.2(b)	Distribution Center Merchandise
Exhibit 5.2(b)(i)	On Order Merchandise
Exhibit 5.6	Canadian Agency Agreement (to be included)
Exhibit 6.1(b)	Extension Leases
Exhibit 8.1	Store Closing Guidelines (separately filed as an exhibit with the Securities and Exchange Commission)
Exhibit 11.1(c)	List of Permitted Liens
Exhibit 11.1(m)	Cost Factor
Exhibit 11.1(p)	Transferred Employees